Registration Statement No. 333-237342

Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated December 2, 2020 to the Product Supplement dated December 2, 2020, the Prospectus dated April 20, 2020 and the Series F Senior Medium-Term Notes Prospectus Supplement dated April 20, 2020

Issued by Bank of Montreal

US$100,000,000* MicroSectorsTM Gold Miners -3X Inverse Leveraged ETNs due June 29, 2040

This pricing supplement relates to the MicroSectorsTM Gold Miners -3X Inverse Leveraged Exchange Traded Notes due June 29, 2040 (the “notes”) that Bank of Montreal may issue from time to time. The return on the notes is linked to a three times leveraged participation in the daily inverse performance of the S-Network MicroSectorsTM Gold Miners Index (the “Index”), which is described in this pricing supplement. The Index is a total return index that tracks the performance of two exchange traded funds, the VanEck Vectors® Gold Miners ETF (the “GDX”) and the VanEck Vectors® Junior Gold Miners ETF (the “GDXJ”).

The notes do not guarantee any return of principal at maturity, call or upon early redemption. Instead, you will receive a cash payment in U.S. dollars at maturity, a call by us, or redemption at your option, based on a three times leveraged participation in the inverse performance of the Index, less a Daily Investor Fee, any negative Daily Interest, our ability to adjust the Interest Rate Spread, and, upon early redemption, a Redemption Fee Amount (each as described below). We discuss in more detail below how the payments on the notes will be calculated. Because these various fees may substantially reduce the amount of your investment at maturity, call or upon redemption, the level of the Index must decrease significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. You may lose some or all of your principal. Please see the “Summary” section below for important information relating to the terms and conditions of the notes.

The notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. The notes are designed to reflect a 3x leveraged inverse exposure to the inverse performance of the Index on a daily basis (as described below), before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable. However, due to leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct short investment in the Index. Their performance over longer periods of time can differ significantly from their stated daily objectives. The notes are riskier than securities that have intermediate- or long-term investment objectives, and may not be suitable for investors who plan to hold them for a period other than one day or who have a “buy and hold” strategy. Accordingly, the notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking compounding leveraged inverse investment results. Investors should actively and continuously monitor their investments in the notes, even intra-day. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is negative. You should proceed with extreme caution in considering an investment in the notes. Any payment on the notes is subject to the credit risk of Bank of Montreal.

The notes are unsecured and unsubordinated obligations of Bank of Montreal. Each note will have an initial principal amount of $25. The notes do not bear interest. The notes are listed, subject to official notice of issuance, on the NYSE Arca, Inc., under the ticker symbol “GDXD.” The notes will initially settle on December 7, 2020. The Investor Fee (based on a rate of 0.95% per annum) is deducted from the closing indicative value on a daily basis. The Daily Interest (which is based on the US Federal Funds Effective Rate minus an amount that will initially be 2.00%, but which may be increased to up to 4.00% per annum), if negative, will further reduce the closing indicative value. If you elect for us to redeem your notes, your payment may be subject to a Redemption Fee Amount of 0.125%.

An investment in the notes involves significant risks and is not appropriate for every investor. Investors should regularly monitor their holdings of the notes to ensure that they remain consistent with their investment strategies. Any payment on the notes is subject to the credit risk of Bank of Montreal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page PS-9 of this pricing supplement, and the “Risk Factors” sections beginning on page PS-7 of the product supplement, page S-1 of the prospectus supplement and on page 8 of the prospectus.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

TABLE OF CONTENTS

Page

SUMMARY	PS-1
RISK FACTORS	PS-9
HYPOTHETICAL EXAMPLES	PS-22
INTRADAY VALUE OF THE INDEX AND THE NOTES	PS-36
THE INDEX	PS-38
SUPPLEMENTAL TAX CONSIDERATIONS	PS-49
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	PS-50
VALIDITY OF THE NOTES	PS-52
NOTICE OF EARLY REDEMPTION	A-1
BROKER’S CONFIRMATION OF REDEMPTION	B-1

You should read this pricing supplement together with the product supplement ETN -2x-3x dated December 2, 2020 the prospectus supplement and the prospectus each dated April 20, 2020. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. The contents of any website referred to in this pricing supplement are not incorporated by reference in this pricing supplement, the accompanying product supplement, prospectus supplement or prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ETN -2x-3x dated December 2, 2020: https://www.sec.gov/Archives/edgar/data/927971/000121465920010110/g1125200424b5.htm
•	Prospectus supplement dated April 20, 2020: https://www.sec.gov/Archives/edgar/data/927971/000119312520112249/d908040d424b5.htm
•	Prospectus dated April 20, 2020: https://www.sec.gov/Archives/edgar/data/927971/000119312520112240/d903160d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus. You should read these documents in full, including the information in the “Risk Factors” sections, before making an investment decision.

General

Issuer:	Bank of Montreal

Principal Amount:	$25 per note

Initial Trade Date:	December 2, 2020

Initial Issue Date:	December 7, 2020

Term:	Approximately 19.5 years, subject to your right to require us to redeem your notes on any Redemption Date, our call right or our right to extend the maturity date, each as described below.

Maturity Date:	June 29, 2040, which is scheduled to be the third Business Day following the last Index Business Day in the Final Measurement Period. The Maturity Date for the notes may be extended at our option for up to two additional 5-year periods, as described herein. The Maturity Date is also subject to adjustment as described herein and under “Specific Terms of the Notes — Market Disruption Events” in the product supplement.

Listing:

The notes are listed, subject to official notice of issuance, on the NYSE Arca, Inc. (the “NYSE”) under the ticker symbol listed below. The CUSIP and ISIN numbers, and the Intraday Indicative Value ticker symbol, for the notes are:

Ticker Symbol	CUSIP Number	ISIN Number	Intraday Indicative Value Symbol
GDXD	063679641	US0636796411	GDXDIV

If an active secondary market develops, we expect that investors will purchase and sell the notes primarily in this secondary market.

Index:

The return on the notes is linked to a three times leveraged participation in the inverse performance of the S-Network MicroSectorsTM Gold Miners Index, compounded daily as described in this document, minus the applicable fees. The Index currently tracks the performance of two exchange traded funds, the VanEck Vectors® Gold Miners ETF (the “GDX”) and the VanEck Vectors® Junior Gold Miners ETF (the “GDXJ”). We refer to each of the GDX and the GDXJ as an “ETF.” The Index is a total return index. Please see the section below, “The Index,” for additional information as to the Index and the methodology by which it is calculated.

The ticker symbol of the Index is “MINERS”. S-Network Global Indexes (the “Index Sponsor”) will publish a closing level for the Index on each Index Business Day that is based on the closing prices of the ETFs on their primary exchanges. Cboe Global Indices will publish intra-day levels of the Index on each Index Business Day.

In addition to the closing level of the Index described above, the Index Sponsor will publish on each Index Business Day a separate closing level of the Index that is based on the volume weighted average prices of the ETFs during the final 15 minutes of trading. We refer to this level as the “VWAP Closing Level.” The VWAP Closing Level may be found under the following ticker: MINERSV.

The payments on the notes are initially linked to the closing levels of the Index, as published under the symbol “MINERS”. However, as discussed in more detail below, the payments on the notes may be linked during their term to the VWAP Closing Level. See “—Index Performance Factor and VWAP Closing Level” below.

PS-1

The ETFs:

GDX seeks to replicate, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index (GDMNTR). This index is intended to track the overall performance of companies involved in the gold mining industry.

GDXJ seeks to replicate, before fees and expenses, the price and yield performance of the MVIS® Global Junior Gold Miners Index (MVGDXJTR), which is intended to track the overall performance of small-capitalization companies that are involved primarily in the mining for gold and/or silver.

We provide more information about the ETFs in the section below, “The ETFs.”

Exchange Business Day:	“Exchange Business Day” means any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.

Index Business Day:	“Index Business Day” means any day on which the Index Sponsor publishes the closing level of the Index (including the VWAP Closing Level).

Payments on the Notes

Interest Payments:	None.

Payment at Maturity/Cash Settlement Amount:	If you hold your notes to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Final Measurement Period. This amount will not be less than $0.

Final Measurement Period:

The 10 consecutive Index Business Days from and including the Calculation Date, subject to adjustment as described under “Additional Terms of the Notes – Market Disruption Events” in the product supplement.

If the Calculation Agent determines that the “aggregate market value” of the outstanding notes is less than or equal to $25,000,000 at the close of trading on the Index Business Day immediately preceding the Calculation Date, the Final Measurement Period will consist solely of the Calculation Date.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Calculation Date:	June 13, 2040

Indicative Note Value

Indicative Note Value:

On the Initial Trade Date, the Indicative Note Value of each note will equal the Principal Amount of $25. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the closing Indicative Note Value will equal (a) the Deposit Amount on that Exchange Business Day minus (b) the Short Index Amount on that Exchange Business Day; provided that if that calculation results in a value less than or equal to $0, the closing Indicative Note Value will be $0. If the closing Indicative Note Value is $0 on any Exchange Business Day, or the Intraday Indicative Value at any time during the Core Trading Session (as defined below) on an Exchange Business Day, is less than or equal to $0, then the Indicative Note Value on all future days during the term of the notes will be $0. If the Indicative Note Value is $0, the Cash Settlement Amount will be $0.

NYSE currently defines the “Core Trading Session” as 9:30AM to 4:00PM, New York time. This definition may change during the term of the notes.

PS-2

Short Index Amount:	On the Initial Trade Date, the Short Index Amount was equal to the Daily Leverage Factor times the principal amount, which equals $75. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Index Performance Factor on that Exchange Business Day.

Daily Leverage Factor:	3

Market Disruption Events:

If a Market Disruption Event occurs or is continuing on any applicable Index Business Day on which the Index Performance Factor must be determined, the Calculation Agent will determine the Index Performance Factor for the notes on that day using an appropriate closing level of the Index (or VWAP Closing Level) for the applicable Index Business Day, taking into account the nature and duration of such Market Disruption Event. Furthermore, if a Market Disruption Event occurs and is continuing with respect to the notes on any Index Business Day (or occurred or was continuing on the immediately preceding Index Business Day), the calculation of the Index Performance Factor will be modified so that the applicable leveraged exposure does not reset until the first Index Business Day on which no Market Disruption Event with respect to the notes is continuing.

Please see the section of the product supplement, “Additional Terms of the Notes—Market Disruption Events” for additional information about Market Disruption Events.

Daily Interest

Daily Interest:	On the Initial Trade Date, the Daily Interest was $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Interest will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Deposit Factor times (c) the Daily Interest Rate divided by (d) 365 times (e) the number of calendar days since the last Exchange Business Day. Because the Daily Interest is calculated and added to the Deposit Amount on a daily basis, the net effect of the Daily Interest accrues over time. The Daily Interest Rate will vary in time and can become negative on certain days, particularly if we increase the Interest Rate Spread as described below. On such days, the Daily Interest will also be negative.

Deposit Amount:	On the Initial Trade Date, the Deposit Amount was equal to the initial principal amount plus the Short Index Amount on the Initial Trade Date, which sum equals $100. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Deposit Amount will equal (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times the Daily Deposit Factor plus (b) the Daily Interest on that Exchange Business Day minus (c) the Daily Investor Fee on that Exchange Business Day.

Daily Interest Rate:	The Daily Interest Rate will equal (a) the most recent US Federal Funds Effective Rate minus (b) the Interest Rate Spread (as defined below). The US Federal Funds Effective Rate is an interest rate that represents the rate at which U.S. banks may lend reserve balances to other depository institutions overnight, on an uncollateralized basis. The rate is released by the NY Federal Reserve each day at approximately 9:00 a.m. EST for the prior business day and published on Bloomberg L.P. (including any successor, “Bloomberg”) page “FEDL01 Index”. On the days when the US Federal Funds Effective Rate minus the Interest Rate Spread is less than 0%, the Daily Interest Rate will be negative.

Interest Rate Spread:	As of the Initial Trade Date, 2.00%. The Interest Rate Spread may be adjusted from time to time by the Calculation Agent, but in no case will it increase by more than 2.00% per annum, to a maximum amount of 4.00%. See “—Procedure for Adjusting the Interest Rate Spread” below.

Daily Deposit Factor:	4

PS-3

Index Performance Factor and VWAP Closing Level

Index Performance Factor:

On the Initial Trade Date, the Index Performance Factor was set equal to 1. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Index Performance Factor will equal (a) the Index Closing Level (or if applicable, the VWAP Closing Level) on that Exchange Business Day (or, if such day is not an Index Business Day, the Index Closing Level (or VWAP Closing Level) on the immediately preceding Index Business Day) divided by (b) the Index Closing Level (or VWAP Closing Level) on the immediately preceding Index Business Day, as determined by the Calculation Agent.

The calculation of the Index Performance Factor is subject to change as described under “—Using the VWAP Closing Level.”

Using the VWAP Closing Level:	The Calculation Agent will have the right in its discretion to calculate the Index Performance Factor based on the VWAP Closing Level on the applicable Index Business Day. For the avoidance of doubt, on the first Exchange Business Day where the VWAP Closing Level is used, for purposes calculating the Index Performance Factor, the Index Performance Factor will equal (a) the VWAP Closing Level on that Exchange Business Day divided by (b) the Index Closing Level on the immediately preceding Index Business Day. Thereafter, “(b)” will be based on the VWAP Closing Level on the preceding Index Business Day.

If the Calculation Agent elects to reference the VWAP Closing Level as described in this section, we will notify the trustee for the notes, and we will issue a press release that we will publish on our website at least five Exchange Business Days prior to the effective date of the applicable change.

Once the VWAP Closing Level is used to calculate the Index Performance Factor, the Calculation Agent may elect to resubstitute the closing level of the Index as published under the symbol MINERS in lieu of the VWAP Closing Level by following the same procedures set forth in this section. For the avoidance of doubt, on the first Exchange Business Day where the Index Closing Level is used again, for purposes calculating the Index Performance Factor, the Index Performance Factor will equal (a) the Index Closing Level on that Exchange Business Day divided by (b) the VWAP Closing Level on the immediately preceding Index Business Day. Thereafter, “(b)” will be based on the Index Closing Level on the preceding Index Business Day.

Daily Investor Fee

Daily Investor Fee:

On the Initial Trade Date, the Daily Investor Fee will be $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Investor Fee will equal the product of (a) the Indicative Note Value at the close of the immediately preceding Exchange Business Day times (b) the Fee Rate divided by (c) 365 times (d) the number of calendar days since the last Exchange Business Day.

Because the Daily Investor Fee is subtracted from the Deposit Amount on a daily basis, the net effect of the Daily Investor Fee accumulates over time and is subtracted at a rate per year equal to the Fee Rate specified below. Because the net effect of the Daily Investor Fee is a fixed percentage of the value of the notes, the aggregate effect of the Daily Investor Fee will increase or decrease in a manner directly proportional to the value of the notes and the amount of notes that are held.

Fee Rate:	0.95% per annum

PS-4

Fee Adjustments

Procedure for Adjusting the Interest Rate Spread:	The Calculation Agent may adjust the Interest Rate Spread, subject to the limitations set forth in this document. If it elects to do so, we will notify the trustee for the notes, and issue a press release that we will publish on our website at least five Business Days prior to the effective date (a “Fee Effective Date”) of the applicable change. We refer to the date on which we publish such a press release as a “Fee Notice Date.” Notwithstanding the forgoing, the Fee Effective Date for any increase to the Interest Rate Spread may be any date after the Fee Notice Date that is designated in the applicable press release.

Call Right

Call Right:

On any Index Business Day after the Initial Trade Date, we may give notice that we will redeem all or a portion of the issued and outstanding notes. To exercise our call right, we must provide notice to the holders prior to the Call Settlement Date, as set forth below, and in the product supplement. The notice will specify the amount of the notes that we will call. If we exercise our Call Right, you will receive a cash payment for the notes to be called equal to the Call Settlement Amount, which will be paid on the Call Settlement Date.

If the Call Settlement Amount is less than or equal to $0, the payment upon exercise of the Call Right will be $0.

The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period. We may elect to call a portion of the notes on more than one occasion during the term of the notes.

The Call Measurement Period will be a period of 10 consecutive Index Business Days from and including the applicable Call Calculation Date, except as provided below, and subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

If the Calculation Agent determines that the “aggregate market value” of the notes to be called in a whole or partial call is less than or equal to $25,000,000 at the close of trading on the Index Business Day immediately preceding the Call Calculation Date, then the Call Measurement Period will consist solely of the Call Calculation Date, and will not extend for 10 Index Business Days.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Call Settlement Amount:

If we exercise our Call Right, for each note that is called, you will receive on the Call Settlement Date a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Call Measurement Period.

If we issue a call notice, the “Call Calculation Date” will be the next Index Business Day after the applicable call notice is issued. The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period.

PS-5

Early Redemption at Option of Holder

Early Redemption:	Subject to your compliance with the procedures described in the product supplement under “Additional Terms of the Notes — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per note a cash payment on the relevant Redemption Date equal to (a) the Indicative Note Value as of the Redemption Measurement Date minus (b) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

Final Redemption Date:	The final Redemption Date will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable.

Redemption Fee Amount:	As of any Redemption Date, an amount per note in cash equal to the product of (a) 0.125% and (b) the Indicative Note Value. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

Minimum Redemption Amount:

At least 25,000 notes. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach this minimum amount; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective.

The Minimum Redemption Amount will not be applicable for any redemption validly elected on any Fee Notice Date or the following five Business Days if the Interest Rate Spread increased.

Redemption Measurement Date:	The applicable “Redemption Measurement Date” means the first Index Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “— Market Disruption Events.” We reserve the right to accelerate the Redemption Measurement Date to the Redemption Notice Date, in our sole discretion.

Performance Information

Initial Index Level:	1,566.56, which was the closing level of the Closing Price Index on the Initial Trade Date.

Index Closing Level:	On any Index Business Day, the closing level of the Index as reported on Bloomberg under the applicable symbol set forth above, subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

Intraday Indicative Value:	The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value less than or equal to $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is less than or equal to $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value on that day, and for the remainder of the term of the notes, will be $0.

Intraday Short Index Amount:	The Intraday Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor.

PS-6

Intraday Index Performance Factor:	The Intraday Index Performance Factor will equal (a) the most recently published level of the Index (based on ticker symbol “MINERS”) divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

Additional Information

Calculation Agent:	BMO Capital Markets Corp.

No Conversion into Common Shares:	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors and are not intended to be held to maturity. The notes are designed to reflect a -3x inverse leveraged exposure to the performance of the Index on a daily basis, but the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct inverse investment in the Index. Accordingly, the notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking daily compounding leveraged investment results. Investors should actively and continuously monitor their investments in the notes, even intra-day. Because your investment in the notes is linked to a three times leveraged participation in the inverse performance of the Index, compounded daily, any increase in the level of the Index will result in a decrease in the Cash Settlement Amount, Call Settlement Amount or Redemption Amount, as applicable (before taking into account the fees and charges described in this document), and you may receive less than your original investment in the notes at maturity, call or upon redemption, or if you sell your notes in the secondary market. Because the applicable fees and charges may substantially reduce the amount of your return at maturity, call or upon redemption, the level of the Index must decrease significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. If the level of the Index increases or does not decrease sufficiently to offset the negative effect of these fees and charges, you will receive less than the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes.

* We are using this pricing supplement to offer up to $100,000,000 in aggregate principal amount of the notes (4,000,000 notes). On the Initial Trade Date, we sold $4,000,000 in aggregate principal amount of the notes to BMO Capital Markets Corp. (“BMOCM”) at 100% of their stated Principal Amount. After the Initial Trade Date, we may sell from time to time a portion of the notes at prices that are based on the Indicative Note Value at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the notes are sold to the public, less any commissions paid to BMOCM. BMOCM may charge normal commissions in connection with any purchase or sale of the notes. In addition, BMOCM may receive a portion of the Daily Investor Fee. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” for more information.

If there is a substantial demand for the notes, we may issue and sell additional notes to BMOCM, and BMOCM may sell those notes to investors and dealers, potentially frequently. However, we and BMOCM are under no obligation to issue or sell additional notes at any time, and if we and BMOCM do issue and sell additional notes, we or BMOCM may limit or restrict such sales, and we may stop and subsequently resume selling additional notes at any time. Furthermore, the stated principal amount of the notes stated at the top of the cover page of this pricing supplement is the maximum amount of the notes that we have currently authorized for issuance. Although we have the right to increase the authorized amount of the notes at any time, it is our current intention not to issue more than the current maximum authorized amount of the notes, even if there is substantial market demand for additional notes. We may also reduce the maximum authorized amount of the notes at any time, and we have no obligation to issue up to the maximum authorized amount.

Understanding the Value of the Notes

The initial offering price of the notes is determined at the inception of the notes. The initial offering price and the Intraday Indicative Value are not the same as the trading price, which is the price at which you may be able to sell your notes in the secondary market, or the Redemption Amount, which is the amount that you will receive from us in the event that you choose to have your notes repurchased by us. An explanation of each type of valuation is set forth below.

PS-7

Initial Offering Price to the Public. The initial offering price to the public is equal to the Principal Amount of the notes. The initial offering price reflects the value of the notes only on the Initial Trade Date.

Intraday Indicative Value. The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value equal to or less than $0 as set forth above, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is equal to or less than $0 at any time on any Exchange Business Day as set forth above, then both the Intraday Indicative Value and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0. The Intraday Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

The Intraday Indicative Value is not the same as, and may differ from, the amount payable upon an early redemption, call or at maturity and the trading price of the notes in the secondary market. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. The Intraday Indicative Value for the notes will be published every 15 seconds on Bloomberg under the ticker symbol indicated herein.

Trading Price. The market value of the notes at any given time, which we refer to as the trading price, is the price at which you may be able to buy or sell your notes in the secondary market, if one exists. The trading price may vary significantly from the Intraday Indicative Value, because the market value reflects investor supply and demand for the notes.

Redemption Amount. The Redemption Amount is the price per note that we will pay you to redeem the notes upon your request. The Redemption Amount is calculated according to the formula set forth above. The Redemption Amount may vary significantly from the Intraday Indicative Value and the trading price of the notes.

Because the Redemption Amount is based on the Index Closing Level (or the VWAP Closing Level) at the end of the Index Business Day after a notice of redemption is received, you will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes.

Ticker Symbols

Trading price:	GDXD
Intraday indicative value:	GDXDIV
Intraday Index value:	MINERS<Index>

PS-8

RISK FACTORS

Your investment in the notes will involve certain risks. The notes are not secured debt and do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. As described in more detail below, the trading price of the notes may vary considerably before the maturity date. Investing in the notes is not equivalent to investing directly in the Index constituents or any securities of the constituent issuers. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. In addition to the “Risk Factors” sections of the product supplement, the prospectus supplement and the prospectus, you should consider carefully the following discussion of risks before investing in the notes.

Risks Relating to the Terms of the Notes

The notes are linked to the inverse performance of the Index.

Your investment in the notes is linked to the inverse, or “short,” performance of the Index. Therefore, notwithstanding the gains resulting from the daily interest, if any, and the cumulative negative effect of the daily investor fee, your notes will generally appreciate as the level of the Index decreases and will decrease in value as the level of the Index increases. You may lose some or all of your investment if the level of the Index increases over the term of your notes.

The notes do not guarantee the return of your investment.

The notes may not return any of your investment. The amount payable at maturity, call or upon early redemption, will reflect a three times leveraged participation in the inverse performance of the Index minus the Daily Investor Fee, any negative Daily Interest, and, in the case of an early redemption, the Redemption Fee Amount. These amounts will be determined as described in this pricing supplement. Because these fees and charges will reduce the payments on the notes, the Index Closing Levels (or the VWAP Closing Levels, if applicable), measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to have decreased over the term of the notes by an amount, after giving effect to the daily leverage and the compounding effect thereof, sufficient to offset the decrease in the principal amount represented by the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable, in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your notes, that is equal to at least the principal amount of your notes. If the decrease in the Index Closing Levels (or the VWAP Closing Levels), as measured during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, is insufficient to offset the cumulative negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable, you will lose some or all of your investment at maturity, call or upon early redemption. This loss may occur even if the Index Closing Levels (or VWAP Closing Levels) during the Final Measurement Period or Call Measurement Period, on a Redemption Measurement Date, or when you elect to sell your notes, have decreased since the initial trade date of the notes.

The negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable, are in addition to the losses that may be caused by leverage and volatility in the Index. See “—Leverage increases the sensitivity of your notes to changes in the level of the Index,” “—The notes are not suitable for investors with longer-term investment objectives” and “—The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting leveraged investment results” below.

If the Intraday Indicative Value for the notes is equal to or less than $0 during the Core Trading Session on an Exchange Business Day, or the closing Indicative Note Value is equal to or less than $0, you will lose all of your investment in the notes.

If the closing Indicative Note Value or the Intraday Indicative Value of the notes is equal to or less than $0 as set forth above, then the notes will be permanently worth $0 (a total loss of value) and you will lose all of your investment in the notes and the Cash Settlement Amount will be $0. We would be likely to call the notes in full under these circumstances, and you will not receive any payments on the notes.

PS-9

Even if the Index Closing Levels (or VWAP Closing Levels) during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have decreased since the initial trade date, you may receive less than the principal amount of your notes due to the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable.

The amount of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable, will reduce the payment, if any, you will receive at maturity, call or upon early redemption, or if you sell the notes. Although the Daily Interest will be added to the Deposit Amount, the Daily Interest will be negative on any Index Business Day on which the Daily Interest Rate is negative. On those Index Business Days, the Daily Interest will be subtracted from the Deposit Amount. In addition, if you elect to require us to redeem your notes prior to maturity, you will be charged a Redemption Fee Amount equal to 0.125% of the Indicative Note Value. If the Index Closing Levels (or VWAP Closing Levels), measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have decreased insufficiently to offset the cumulative negative effect of these fees and charges, you will receive less than the principal amount of your investment at maturity, call or upon early redemption of your notes.

As described in the “Summary” section above (and up to the limits in that section), we may increase the Interest Rate Spread. If we do so, the Daily Interest will decrease, and your return on the notes will be adversely affected. Please see the section “Hypothetical Examples” below.

Leverage increases the sensitivity of your notes to changes in the level of the Index.

Because your investment in the notes is linked to a three times leveraged participation in the inverse performance of the Index, changes in the level of the Index (or the VWAP Closing Levels) will have a greater impact on the payout on your notes than on a payout on securities that are not so leveraged. In particular, any increase in the level of the Index (or the VWAP Closing Level) will result in a significantly greater decrease in your payment at maturity, call or upon redemption, and you will suffer losses on your investment in the notes substantially greater than you would if your notes did not contain a leverage component. Accordingly, as a result of this leverage component and without taking into account any positive effect of the Daily Interest and the cumulative negative effect of the Daily Investor Fee, if the level of the Index (or the VWAP Closing Level) increases over the term of the notes, the leverage component will magnify any losses at maturity, call or upon redemption.

If we use the VWAP Closing Level to determine the payments on the notes, your return on the notes could be reduced.

We have the right to use the VWAP Closing Level in order to determine the Index Performance Factor, and accordingly, the payments on the notes. The VWAP Closing Level is based upon the volume weighted average prices of the ETFs during the last 15 minutes of the applicable Index Business Day. As a result, on some Index Business Days, the VWAP Closing Level will be higher than the Index Closing Level, particularly if the final trading prices of one or both of the ETFs on a particular Index Business Day are lower than the applicable volume weighted average prices. Accordingly, it is possible that our use of the VWAP Closing Level could result in lower payments on the notes than if the Index Closing Level was used on that Index Business Day.

The notes are subject to our credit risk.

The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes. The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on our ability to pay all amounts due on the notes at maturity, call or upon early redemption or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

PS-10

Our credit ratings are an assessment of our ability to pay our obligations, including those on the notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on the notes is dependent upon certain factors in addition to our ability to pay our obligations on the notes, an improvement in our credit ratings will not reduce the other investment risks related to the notes. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the notes.

The notes are not suitable for investors with longer-term investment objectives.

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. The notes are designed to achieve their stated investment objective on each day, but their performance over different periods of time can differ significantly from their stated daily objective because the relationship between the level of the Index (or the VWAP Closing Level) and the closing Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for inverse positions in the Index constituents.

Investors should carefully consider whether the notes are appropriate for their investment portfolio. As discussed below, because the notes are meant to provide leveraged inverse exposure to changes in the Index Closing Level (or the VWAP Closing Level) on each Index Business Day, their performance over months or years can differ significantly from the performance of the Index during the same period of time. Therefore, it is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is negative (before taking into account the negative effect of the Daily Investor Fee, and the Daily Interest, and the Redemption Fee Amount, if applicable). It is possible for the level of the Index (or the VWAP Closing Level) to decrease over time while the market value of the notes declines over time. You should proceed with extreme caution in considering an investment in the notes.

The notes seek to provide a leveraged inverse return based on the performance of the Index (as adjusted for costs and fees). The notes do not attempt to, and should not be expected to, provide returns that reflect leverage on the return of the Index (or the VWAP Closing Level) for periods longer than a single day. The notes rebalance their theoretical exposure on each day, increasing exposure in response to that day’s gains or reducing exposure in response to that day’s losses.

Daily rebalancing is likely to cause the notes to experience a “decay” effect, which will impair the performance of the notes if the Index (or the VWAP Closing Level) experiences volatility from day to day and such performance will be dependent on the path of daily returns during the holder’s holding period. The “decay” effect refers to a likely tendency of the notes to lose value over time. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the notes even if the performance of the Index is flat (before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable). Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes, even over a period as short as two days. The notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index or its components and of seeking daily compounding leveraged inverse investment results on each day. The notes may not be appropriate for investors who intend to hold positions in an attempt to generate returns over periods different than one day. See “Hypothetical Examples” below.

In addition, daily rebalancing will result in leverage relative to the closing Indicative Note Value that may be greater or less than the stated leverage factor if the value of the notes has changed since the beginning of the day in which you purchase the notes.

You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are designed to reflect a leveraged inverse exposure to the performance of the Index on a daily basis, as described in this document. As such, the notes will be more volatile than a non-leveraged investment linked to the Index. You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

PS-11

The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting inverse leveraged investment results.

The notes require an understanding of path dependence of investment results and are intended for sophisticated investors to use as part of an overall diversified portfolio. The notes are risky and may not be suitable for investors who plan to hold them for longer periods of time. The notes are designed to achieve their stated investment objective on each day, but the performance of the notes over different periods of time can differ significantly from their stated daily objectives because the relationship between the level of the Index (or the VWAP Closing Level) and the Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for inverse positions in the Index constituents. Accordingly, there is a significant possibility that the returns on the notes will not correlate with returns on the Index (or the VWAP Closing Level) over periods longer than one day.

Investors should carefully consider whether the notes are appropriate for their investment portfolio. The notes entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in maintaining a constant three times inverse leverage on a daily basis as described in this document, and the consequences of seeking daily inverse leveraged investment results generally. Investing in the notes is not equivalent to a direct investment in the Index constituents because the notes rebalance their theoretical exposure to the Index on each day, which means exposure to the Index increases in response to that day’s losses and decreases in response to that day’s gains. This rebalancing will impair the performance of the notes if the Index experience volatility from day to day, and such performance is dependent on the path of daily returns during an investor’s holding period. If the notes experience a high amount of realized volatility, there is a significant chance of a complete loss of your investment even if the performance of the Index is flat. In addition, the notes are meant to provide leveraged inverse exposure to changes in the Index Closing Level (or the VWAP Closing Level), which means their performance over months or years can differ significantly from the performance of the Index over the same period of time. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is negative (before taking into account the negative effect of the Daily Investor Fee, any negative Daily Interest, and the Redemption Fee Amount, if applicable).

The amount you receive at maturity, call or redemption will be contingent upon the compounded leveraged inverse daily performance of the Index during the term of the notes, as described in this document. There is no guarantee that you will receive at maturity, call or redemption your initial investment or any return on that investment. Significant adverse daily performances for the notes may not be offset by any beneficial daily performances of the same magnitude.

Due to the effect of compounding, if the Indicative Note Value increases, any subsequent increase of the Index level (or the VWAP Closing Level) will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value increases, the dollar amount that you can lose in any single Index Business Day from an increase of the Index level (or the VWAP Closing Level) will increase correspondingly. This is because the Index Performance Factor will be applied to a larger Indicative Note Value and, consequently, a larger Short Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can lose from any increase will be greater than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value increases, you could lose more than 3% of your initial investment for each 1% daily increase of the Index level (or the VWAP Closing Level).

Due to the effect of compounding, if the Indicative Note Value decreases, any subsequent decrease of the Index level (or the VWAP Closing Level) will result in a smaller dollar increase on the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value decreases, the dollar amount that you can gain in any single Index Business Day from a decrease of the Index level (or the VWAP Closing Level) will decrease correspondingly. This is because the Index Performance Factor will be applied to a smaller Indicative Note Value and, consequently, a smaller Short Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can gain from any decrease of the Index level (or the VWAP Closing Level) will be less than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value decreases, it will take larger daily decreases of the Index level (or the VWAP Closing Level) to restore the value of your investment back to the amount of your initial investment than would have been the case if the Indicative Note Value were maintained at a constant level. Further, if you invest in the notes, you could gain less than 3% of your initial investment for each 1% daily decrease of the Index level (or the VWAP Closing Level).

PS-12

The leverage of the notes is reset daily, and the leverage of the notes during any given day may be greater than or less than -3.0.

The leverage of the notes is reset daily (subject to the occurrence of a Market Disruption Event). Resetting the Indicative Note Value has the effect of resetting the then-current leverage to approximately -3.0. During any given day, the leverage of the notes will depend on intra-day changes in the level of the Index (or the VWAP Closing Level) and any change in the level of the Index (or the VWAP Closing Level) on any day may be greater or less than -3.0. If the level of the Index (or the VWAP Closing Level) on any day has increased from the Index Closing Level (or the VWAP Closing Level) on the preceding day, the leverage of the notes will be greater (e.g., -3.3, -4.0, -6.0); conversely, if the level of the Index (or the VWAP Closing Level) on any day has decreased from the Index Closing Level (or the VWAP Closing Level) on the preceding day, the leverage of the notes will be less (e.g., -2.0, -1.0, -0.5). Thus, the leverage of the notes at the time that you purchase them may be greater or less than the target leverage of -3.0, depending on the performance of the Index since the immediately preceding day. See “— The notes are subject to intraday purchase risk” below.

The notes are subject to our Call Right, which does not allow for participation in any future performance of the Index. The exercise of our Call Right may adversely affect the value of, or your ability to sell, your notes. We may call the notes prior to the maturity date.

We have the right to call the notes prior to maturity. You will only be entitled to receive a payment on the Call Settlement Date equal to the Call Settlement Amount. The Call Settlement Amount may be less than the stated principal amount of your notes. You will not be entitled to any further payments after the Call Settlement Date, even if the Index level (or the VWAP Closing Level) decreases substantially after the Call Measurement Period. In addition, the issuance of a notice of our election to exercise our call right in whole or in part may adversely impact your ability to sell your notes, and/or the price at which you may be able to sell your notes prior to the Call Settlement Date. We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes if we call the notes; consequently, a potential conflict between our interests and those of the noteholders exists with respect to our Call Right.

If we exercise our right to call the notes prior to maturity, your payment on the Call Settlement Date may be less than the Indicative Note Value at the time we gave the notice of our election to call the notes.

As discussed above, we have the right to call the notes on or prior to the Maturity Date. The Call Settlement Amount will be payable on the Call Settlement Date and we will provide notice prior to the Call Settlement Date of our election to exercise our call of the notes. The Call Settlement Amount per note will be based principally on the closing Indicative Note Value on each Index Business Day during the Call Measurement Period (determined as set forth above). The Call Calculation Date will be a date specified in our call notice, subject to postponement if that date is not an Index Business Day or in the event of a Market Disruption Event. It is possible that the market prices of the Index constituents, and, as a result, the Index Closing Level (or the VWAP Closing Level)and the Indicative Note Value, may vary significantly between when we provide the notice of our intent to call the notes and the Call Calculation Date, including potentially as a result of our trading activities during this period, as described further under “We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.” As a result, you may receive a Call Settlement Amount that is significantly less than the Indicative Value at the time of the notice of our election to call the notes and may be less than your initial investment in the notes.

The notes do not pay any interest, and you will not have any ownership rights in the Index constituents.

The notes do not pay any interest, and you should not invest in the notes if you are seeking an interest-bearing investment. You will not have any ownership rights in the Index constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index. The Cash Settlement Amount, the Call Settlement Amount, or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index constituents.

PS-13

The Index Closing Levels or VWAP Closing Levels used to calculate the payment at maturity, call or upon a redemption may be greater than those levels on the Maturity Date, Call Settlement Date or at other times during the term of the notes.

The Index Closing Level or VWAP Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes, including dates near the Final Measurement Period or the Call Measurement Period, as applicable, could be less than any of the Index Closing Levels or VWAP Closing Levels, as applicable, during the Final Measurement Period or Call Measurement Period, as applicable. This difference could be particularly large if there is a significant decrease in the Index Closing Level or VWAP Closing Level after the Final Measurement Period or the Call Measurement Period, as applicable, or if there is a significant increase in the Index Closing Level or VWAP Closing Level around the Final Measurement Period or the Call Measurement Period, as applicable, or if there is significant volatility in the Index Closing Level or VWAP Closing Levels, as applicable, during the term of the notes.

There are restrictions on the minimum number of notes you may request that we redeem and the dates on which you may exercise your right to have us redeem your notes.

If you elect to require us to redeem your notes, except under the circumstances set forth above, you must request that we redeem at least 25,000 notes on any Business Day, through and including the Final Redemption Date. If you own fewer than 25,000 notes, you generally will not be able to elect to require us to redeem your notes. Your request that we redeem your notes is only valid if we receive your Redemption Notice by email no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed Redemption Confirmation by 5:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your redemption request will not be effective and we will not redeem your notes on the corresponding Redemption Date.

The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Because of the timing requirements of the Redemption Notice and the Redemption Confirmation, settlement of the redemption will be prolonged when compared to a sale and settlement in the secondary market. Because your request that we redeem your notes is irrevocable, this will subject you to loss if the level of the Index (or the VWAP Closing Level) increases after we receive your request. Furthermore, our obligation to redeem the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

If you want to sell your notes but are unable to meet the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described below. A trading market for the notes may not develop. Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

You will not know the Redemption Amount at the time you elect to request that we redeem your notes.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes. Your notice to us to redeem your notes is irrevocable and must be received by us no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same day. The Redemption Measurement Date is the Index Business Day following the applicable Redemption Notice Date, unless we elect to move that date to the Redemption Notice Date. You will not know the Redemption Amount until after the Redemption Measurement Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the applicable Redemption Measurement Date. As a result, you will be exposed to market risk in the event the level of the Index (or the VWAP Closing Level) fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your notes, and prior to the relevant Redemption Date.

PS-14

Significant aspects of the tax treatment of the notes are uncertain.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “Supplemental Tax Considerations” in the product supplement and in this pricing supplement. You should consult your tax advisor about your own tax situation.

Risks Relating to Liquidity and the Secondary Market

The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The Intraday Indicative Value at any point in time during the Core Trading Session of an Exchange Business Day will equal (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Index Closing Level (or VWAP Closing Level) may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 3. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday.

The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, and any corresponding premium in the trading price may be reduced or eliminated at any time. Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event the investor sells such notes at a time when that premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment based on the closing Indicative Note Value of the notes during the Call Measurement Period. See “— There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” below. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the Intraday Indicative Value of the notes. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the notes.

Publication of the Intraday Indicative Value may be delayed, particularly if the publication of the intraday Index value is delayed. See “Intraday Value of the Index and the Notes—Intraday Indicative Note Values.”

PS-15

There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market.

The notes have been listed on the NYSE under the ticker symbol “GDXD,” subject to official notice of issuance. No assurance can be given as to the continued listing of the notes for their term or of the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will be maintained. We are not required to maintain any listing of the notes on any securities exchange.

If the notes are delisted, they will no longer trade on a national securities exchange. Trading in delisted notes, if any, would be on an over-the-counter basis. If the notes are removed from their primary source of liquidity, it is possible that holders may not be able to trade their notes at all. We cannot predict with certainty what effect, if any, a delisting would have on the trading price of the notes; however, the notes may trade at a significant discount to their indicative value. If a holder had paid a premium over the Intraday Indicative Value of the notes and wanted to sell the notes at a time when that premium has declined or is no longer present, the investor may suffer significant losses and may be unable to sell the notes in the secondary market.

The liquidity of the market for the notes may vary materially over time, and may be limited if you do not hold at least 25,000 notes.

As stated on the cover of this pricing supplement, we sold a portion of the notes on the Initial Trade Date, and the remainder of the notes may be offered and sold from time to time, through BMOCM, our affiliate, as agent, to investors and dealers acting as principals. Certain affiliates of BMOCM may engage in limited purchase and resale transactions in the notes, and we or BMOCM may purchase notes from holders in amounts and at prices that may be agreed from time to time, although none of us are required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the notes or due to our or our affiliates’ purchases of notes in the secondary market. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes. There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their Intraday Indicative Value or Indicative Note Value, including being unable to sell them at all or only for a minimal price in the secondary market. You may elect to require us to redeem your notes, but such redemption is subject to the restrictive conditions and procedures described in this pricing supplement, including the condition that, except to the extent set forth above, you must request that we redeem a minimum of 25,000 notes on any Redemption Date.

We may sell additional notes at different prices, but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.

In our sole discretion, we may decide to issue and sell additional notes from time to time at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. The price of the notes in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of such notes. Additionally, any notes held by us or an affiliate in inventory may be resold at prevailing market prices. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time. If we start selling additional notes, we may stop selling additional notes for any reason, which could materially and adversely affect the price and liquidity of such notes in the secondary market.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the Indicative Note Value could lead to significant losses if you sell those notes at a time when that premium is no longer present in the marketplace or if the notes are called at our option. If we call the notes prior to maturity, investors will receive a cash payment in an amount equal to the Call Settlement Amount, which will not include any premium. Investors should consult their financial advisors before purchasing or selling the notes, especially if they are trading at a premium.

PS-16

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that, generally, the Index level (or VWAP Closing Level) on any day will affect the value of the notes more than any other single factor. The value of the notes may be affected by a number of other factors that may either offset or magnify each other.

The notes are subject to intraday purchase risk.

The notes may be purchased in the secondary market at prices other than the closing Indicative Note Value, which will have an effect on the effective leverage amount of the notes. Because the exposure is fixed after the close of each trading day and does not change intraday as the level of the Index moves in favor of the notes (i.e., the level of the Index decreases), the actual exposure in the notes decreases. The reverse is also true. The table below presents the hypothetical exposure an investor has (ignoring all costs, fees and other factors) when purchasing a note intraday given the movement of the level of the Index since the closing level of the Index (or VWAP Closing Level) on the prior Index Business Day. The resulting effective exposure amount will then be constant for that purchaser until the earlier of (i) a sale or (ii) the end of the day. The table below assumes the closing Indicative Note Value for the notes was $25 on the prior Index Business Day and the closing level of the Index (or VWAP Closing Level) on the prior Index Business Day was 100.00.

A	B	C	D	E
Index Level or VWAP Closing Level	% Change in Index Level or VWAP Closing Level	Hypothetical Price for -3x Notes C=$25*(1-3*B)	Hypothetical Notional Exposure for -3x Notes D=$25*(1+B)*-3	Effective Leverage Amount of -3x Notes E=D/C
120.00	20%	$10.00	-$90.00	-9.00
115.00	15%	$13.75	-$86.25	-6.27
110.00	10%	$17.50	-$82.50	-4.71
105.00	5%	$21.25	-$78.75	-3.71
104.00	4%	$22.00	-$78.00	-3.55
103.00	3%	$22.75	-$77.25	-3.40
102.00	2%	$23.50	-$76.50	-3.26
101.00	1%	$24.25	-$75.75	-3.12
100.00	0%	$25.00	-$75.00	-3.00
99.00	-1%	$25.75	-$74.25	-2.88
98.00	-2%	$26.50	-$73.50	-2.77
97.00	-3%	$27.25	-$72.75	-2.67
96.00	-4%	$28.00	-$72.00	-2.57
95.00	-5%	$28.75	-$71.25	-2.48
85.00	-15%	$36.25	-$63.75	-1.76
80.00	-20%	$40.00	-$60.00	-1.50

The table above shows that if the level of the Index increases during the Index Business Day, your effective exposure increases from three times leveraged short. For example, if the level of the Index increases by 20%, your effective exposure increases from -3x to -9x.

The table above also shows that if the level of the Index decreases during the Index Business Day, your effective exposure decreases from three times leveraged short. For example, if the level of the Index decreases by 20%, your effective exposure decreases from -3x to -1.5x.

PS-17

Risks Relating to Conflicts of Interest and Hedging

Please see the discussion in the product supplement under the caption “Risk Factors—Risks Relating to Conflicts of Interest and Hedging” for important information relating to the different roles that we and our affiliates will play in connection with the offering of the notes, and the variety of conflicts of interest that may arise.

In addition to the conflicts of interest noted in that section, please note that we will have the rights set forth in the “Summary” section above, including the right to substitute the VWAP Closing Level for the closing level of the Index in order to determine the payments on the notes. We may also elect to increase the Interest Rate Spread, up to the limits set forth in the “Summary” section.

Risks Relating to the Index

The holdings of the ETFs are concentrated in the gold and silver mining industries.

All or substantially all of the equity securities held by the ETFs are issued by gold or silver mining companies. An investment in the notes will be exposed to risks in the gold and silver mining industries. As a result of being linked to a single industry or sector, the notes may have increased volatility as the share prices of the ETFs, and therefore, the level of the Index (or the VWAP Closing Level), may be more susceptible to factors that affect that industry or sector. Competitive pressures may have a significant effect on the financial condition of companies in these industries.

In addition, these companies are highly dependent on the price of gold or silver, as applicable. These prices fluctuate widely and may be affected by numerous factors. Factors affecting gold prices include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Factors affecting silver prices include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru. The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals. In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market.

The level of the Index and the prices of its components are not necessarily related to the price of gold and silver bullion.

The ETFs invest in shares of gold and silver mining companies, but not in gold bullion or silver bullion. The level of the Index and the prices of the index components may under- or over-perform gold bullion and/or silver bullion over the term of the notes.

The Index has limited actual historical information.

The Index was launched on August 20, 2020. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to an Index with a more established record of performance.

The historical performance of the Index should not be taken as an indication of its future performance. While the trading prices of the Index constituents will determine the Index level (and the VWAP Closing Level), it is impossible to predict whether the Index level (or the VWAP Closing Level) will fall or rise. Trading prices of the Index constituents will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, tax, political and other factors that can affect the capital markets generally and the equity trading markets on which the Index constituents are traded, and by various circumstances that can influence the prices of the Index constituents.

PS-18

The Index Sponsor may adjust the Index in a way that may affect its level, and the Index Sponsor and the Intraday Index Calculation Agent have no obligation to consider your interests.

S-Network Global Indexes, Inc. (“S-Network”), as the Index Sponsor, is responsible for maintaining the Index. The Index Sponsor can add, delete or substitute an Index constituent or make other methodological changes that could change the Index level (or the VWAP Closing Level). The Index Sponsor will determine, for example, which exchange traded funds have an appropriate business for inclusion in the Index. Changes to the Index constituents may affect the Index (or the VWAP Closing Level), as a newly added equity security may perform significantly better or worse than the Index constituent or constituents it replaces. Additionally, the Index Sponsor or the Intraday Index Calculation Agent may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor and the Intraday Index Calculation Agent have no obligation to consider your interests in calculating or revising the Index, and you will not have any rights against any of these parties if they take any such action. See “The Index.”

We and our affiliates have no affiliation with the Index Sponsor are not responsible for any of its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “The Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the notes and the payment at maturity, call or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, call or upon early redemption will be determined by the Calculation Agent in its sole discretion. See the section in the product supplement, “Additional Terms of the Notes — Discontinuance or Modification of an Index.”

The Index Sponsor is not involved in the offering of the notes in any way and does not have any obligation of any sort with respect to your notes. We are not affiliated with the Index Sponsor, and the Index Sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of the notes.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates have undertaken any independent review of the publicly available information about the Index Sponsor or the Index contained in this pricing supplement. You, as an investor in the notes, should make your own independent investigation into the Index Sponsor and the Index.

The Intraday Index Calculation Agent and/or the Index Sponsor may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index.

The Intraday Index Calculation Agent and the Index Sponsor are under no obligation to holders of the notes to continue to calculate the intraday Index value and end-of-day official closing value of the Index (as applicable), or to calculate similar values for any successor index. If either party discontinues such public disclosure, we may not be able to provide the Intraday Indicative Values related to the Index or the Intraday Indicative Value of the notes.

An Index constituent may be replaced upon the occurrence of certain adverse events.

An exchange may delist an Index constituent. Procedures have been established by the Index Sponsor to address such an event. There can be no assurance that the replacement or delisting of the Index constituents, or any other force majeure event, will not have an effect on the Index level (or the VWAP Closing Level) that is adverse to the holders of the notes or the manner in which the Index is calculated and, therefore, may have any adverse impact on the value of the notes. An Index constituent may also be removed from the Index, as described under “The Index.”

PS-19

An investment in the notes is subject to risks associated with foreign securities markets.

As discussed in this document, ETFs hold the securities of several Canadian issuers. You should be aware that investments in securities linked to the value of non-U.S. equity securities involve particular risks. The Canadian securities markets may be more volatile than U.S. or other securities markets and market developments may affect the Canadian markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these Canadian securities markets, as well as cross-shareholdings in Canadian companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about Canadian companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Canadian companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The level of the Index (and the VWAP Closing Level) will only be calculated on trading days on which the U.S. markets are open for trading. Accordingly, there may be significant changes in the value of one or more of the Canadian securities that are included in the Index, but which will not be reflected in the Index (or the VWAP Closing Level) until the U.S. markets are open for trading. Accordingly, you may not be able to determine the value of the notes at times when there are significant changes in the value of one or more Index constituents.

Additional Risk Factors Relating to the ETFs

Changes that affect the Underlying Indices will affect the market value of the notes and the amount you will receive at maturity.

The policies of the index sponsor of each Underlying Index, concerning the calculation of the Underlying Index, additions, deletions or substitutions of the components of the Underlying Index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the Underlying Index and, therefore, could affect the share price of the ETFs, the level of the Index (and the VWAP Closing Level), the amounts payable on the notes, and the market value of the notes prior to maturity. The amounts payable on the notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the Underlying Index, or if the index sponsor discontinues or suspends the calculation or publication of the Underlying Index.

We have no affiliation with the index sponsors of the Underlying Indices and will not be responsible for their actions.

The sponsors of the Underlying Indices are not our affiliates, and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of these index sponsors, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsors have no obligation of any sort with respect to the notes. Thus, the index sponsors have no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes. None of our proceeds from the issuance of the notes will be delivered to the index sponsors.

Adjustments to the ETFs could adversely affect the notes.

The sponsor and advisor of each ETF is responsible for calculating and maintaining that ETF. The sponsor and advisor of each ETF can add, delete or substitute the stocks comprising an ETF or make other methodological changes that could change the share price of the ETFs at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amounts payable on the notes and/or the market value of the notes.

We and our affiliates do not have any affiliation with the investment advisor of either ETF and are not responsible for its public disclosure of information.

The investment advisor of each ETF advised each ETF on various matters, including matters relating to the policies, maintenance and calculation of that ETF. We and our affiliates are not affiliated with that investment advisor or the ETFs in any way and have no ability to control or predict their actions, including any errors in or discontinuance of disclosure regarding the methods or policies relating to the ETFs. Neither the investment advisors nor the ETFs are involved in the offering of the notes in any way or have any obligation to consider your interests as an owner of the notes in taking any actions relating to the ETFs that might affect the value of the notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisor or the ETFs contained in any public disclosure of information. You, as an investor in the notes, should make your own investigation into the ETFs.

PS-20

The correlation between the performance of the ETFs and the performance of the Underlying Indices may be imperfect.

The performance of an ETF is linked principally to the performance of the applicable Underlying Index. However, an ETF generally invests in a representative sample of the stocks included in its Underlying Index, and generally does not hold all or substantially all of the stocks included in such ETF’s Underlying Index. Finally, the performance of an ETF and of its Underlying Index will generally vary due to transaction costs, certain corporate actions and timing variances.

Imperfect correlation between the stocks held by an ETF and the stocks included in its Underlying Index; rounding of prices; changes to an ETF’s Underlying Index; and changes to regulatory policies, may cause the performance of an ETF to differ from the performance of the ETF’s Underlying Index, especially during periods of market volatility when the liquidity and the market price of shares of the ETF and/or securities held by the ETF may be adversely affected, sometimes materially. In addition, because shares of ETFs are traded on exchanges and are subject to market supply and investor demand, the market value of one share of an ETF may differ from its net asset value per share and the shares of an ETF may trade at, above or below their net asset value per share.

The ETFs are subject to management risks.

The ETFs are subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, an investment advisor may invest a portion of the applicable ETF’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the ETF track the relevant industry or sector.

PS-21

HYPOTHETICAL EXAMPLES

Hypothetical Payment at Maturity

The following examples and tables illustrate how the notes would perform at maturity in hypothetical circumstances. They are intended to highlight how the return on the notes is affected by the daily performance of the Index, fees, leverage, compounding and path dependency. For ease of review, the hypotheticals cover a 22-day period.

The resetting of the leverage on each day is likely to cause each note to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the level of the Index. The “decay” effect refers to a likely tendency of the notes to lose value over time. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate- or long-term investment is very likely to sustain significant losses, even if the Index depreciates over the relevant time period. Although the decay effect is more likely to impact the return on the notes the longer the notes are held, the decay effect can have a significant impact on the note performance even over a period as short as two days. The notes are suitable only for sophisticated investors. If you invest in the notes, you should continuously monitor your holdings of the notes and make investment decisions at least on each trading day.

We have shown two sets of examples: 1 to 5 and 6 to 10. Examples 1 to 5 are based upon the minimum Interest Rate Spread of 2.00%. Examples 6 to 10 show the impact if we elect to increase this amount to the maximum extent described above, to an Interest Rate Spread of 4.00%. All of these examples assume that the US Federal Funds Effective Rate remains constant at 0% during the relevant period.

We have included examples in which the Index level alternatively decreases and increases at a constant rate of 3.00% per day, with the Index level decreasing by 0.99 point by day 22 (Examples 1 and 5), with a Note Return of -9.05%, (Example 1) and -9.50% (Example 6); we have also included examples in which the Index level increases at a constant rate of 3.00% per day, increasing 91.61 points by day 22 (Examples 2 and 7) and a Note Return of -87.52% (Example 2) and -87.58% (Example 7). Examples 3 to 5 and 8 to 10 highlight the effect of volatility in the Index. In Examples 3 and 7, the Index level decreases by a constant 1% per day, with a decrease of 19.84 points by day 22 and a Note Return of 90.61% (Example 3) and 89.72% (Example 7). In contrast, in Examples 4 and 9, at day 22, the Index has decreased 19.63 points; however, due to the volatility of the Index on a daily basis, the Note Return is -72.90% (Example 4) and -73.05% (Example 9), a significant difference from the returns in Examples 3 and 8. Examples 5 and 10 also highlight the effect of volatility in the Index, in that the Index increases and decreases in a volatile manner over the 22-day period, and ends at close to the same level as on day one. The Note Return is -37.25% (Example 5) and -37.57% (Example 10) even though the Index level is still at approximately 100.

For ease of analysis and presentation, all of the examples assume that the notes were purchased on the Initial Trade Date at the Indicative Note Value and disposed of on the Maturity Date, no Market Disruption Events occurred and that the term of the notes is 22 days. In Examples 1-10, the Daily Investor Fee and the Daily Interest assume that there are no weekends or holidays. The examples assume that every calendar day is an Exchange Business Day. The examples do not contemplate a call or early redemption during the relevant period.

Towards the end of this section, Table 1 illustrates the effect of two factors that affect the notes’ performance: Index volatility and Index return. Index volatility is a statistical measure of the magnitude of fluctuations in the returns of the Index and is calculated as the standard deviation of the natural logarithms of the Index Performance Factor (calculated daily), multiplied by the square root of the number of Index Business Days per year (assumed to be 252). Table 1 shows estimated note returns for a number of combinations of Index volatility and Index return over a one-year period. To isolate the impact of daily leveraged exposure, the table assumes no Daily Investor Fees, Daily Interest of 0% and that the volatility of the Index remains constant over time. If these assumptions were different, the notes’ performance would be different than that shown. If the effect of the Daily Investor Fee and the Daily Interest Rate were included, the notes’ performance would be different than that shown.

Table 1 is an example in which the notes correspond (before giving effect to the Daily Investor Fee and the Daily Interest) to three times (3x) the daily inverse performance of the Index. The notes might be incorrectly expected to achieve a 30% return on a yearly basis if the Index return was -10%, absent the effects of compounding. However, as Table 1 shows, with an Index volatility of 40%, and given the assumptions listed above, the notes would return -47.48%. In Table 1, shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the inverse Index performance times 3.0 leverage; conversely areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the inverse Index performance times 3.0 leverage.

PS-22

These examples and tables highlight the impact of the Daily Investor Fee, leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. These hypothetical examples and tables should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the note, and the performance of the Index, the Indicative Note Value is dependent on the path taken by the Index level to arrive at its ending level. The figures in these examples and tables have been rounded for convenience.

PS-23

Examples 1-5: Minimum Amount of the Interest Rate Spread

Example 1: The Index level alternatively decreases and increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Hypothetical Principal Amount	$25.00
Initial Index Level	100
Note Return	-9.05%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E		Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	97.00	-3.0%	0.97	$0.0007	$0.0007	-$0.00548	$99.99	$72.75	$27.24	8.98%
2	99.91	3.0%	1.03	$0.0007	$0.0014	-$0.00597	$108.97	$84.18	$24.79	-9.02%
3	96.91	-3.0%	0.97	$0.0006	$0.0020	-$0.00543	$99.13	$72.13	$27.01	8.98%
4	99.82	3.0%	1.03	$0.0007	$0.0027	-$0.00592	$108.03	$83.46	$24.57	-9.02%
5	96.83	-3.0%	0.97	$0.0006	$0.0033	-$0.00539	$98.28	$71.51	$26.78	8.98%
6	99.73	3.0%	1.03	$0.0007	$0.0040	-$0.00587	$107.10	$82.74	$24.36	-9.02%
7	96.74	-3.0%	0.97	$0.0006	$0.0047	-$0.00534	$97.44	$70.89	$26.55	8.98%
8	99.64	3.0%	1.03	$0.0007	$0.0054	-$0.00582	$106.18	$82.03	$24.15	-9.02%
9	96.65	-3.0%	0.97	$0.0006	$0.0060	-$0.00529	$96.60	$70.28	$26.32	8.98%
10	99.55	3.0%	1.03	$0.0007	$0.0067	-$0.00577	$105.27	$81.33	$23.94	-9.02%
11	96.56	-3.0%	0.97	$0.0006	$0.0073	-$0.00525	$95.77	$69.68	$26.09	8.98%
12	99.46	3.0%	1.03	$0.0007	$0.0080	-$0.00572	$104.37	$80.63	$23.74	-9.02%
13	96.48	-3.0%	0.97	$0.0006	$0.0086	-$0.00520	$94.95	$69.08	$25.87	8.98%
14	99.37	3.0%	1.03	$0.0007	$0.0093	-$0.00567	$103.47	$79.94	$23.53	-9.02%
15	96.39	-3.0%	0.97	$0.0006	$0.0099	-$0.00516	$94.13	$68.49	$25.65	8.98%
16	99.28	3.0%	1.03	$0.0007	$0.0106	-$0.00562	$102.58	$79.25	$23.33	-9.02%
17	96.30	-3.0%	0.97	$0.0006	$0.0112	-$0.00511	$93.33	$67.90	$25.43	8.98%
18	99.19	3.0%	1.03	$0.0007	$0.0118	-$0.00557	$101.70	$78.57	$23.13	-9.02%
19	96.22	-3.0%	0.97	$0.0006	$0.0124	-$0.00507	$92.52	$67.31	$25.21	8.98%
20	99.10	3.0%	1.03	$0.0007	$0.0131	-$0.00553	$100.83	$77.89	$22.93	-9.02%
21	96.13	-3.0%	0.97	$0.0006	$0.0137	-$0.00503	$91.73	$66.74	$24.99	8.98%
22	99.01	3.0%	1.03	$0.0007	$0.0143	-$0.00548	$99.96	$77.23	$22.74	-9.02%

PS-24

Example 2: The Index level increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Hypothetical Principal Amount	$25.00
Initial Index Level	100
Note Return	-87.52%
Cumulative Index Return	91.61%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	103.00	3.0%	1.03	$0.0007	$0.0007	-$0.00548	$99.99	$77.25	$22.74	-9.02%
2	106.09	3.0%	1.03	$0.0006	$0.0012	-$0.00498	$90.97	$70.28	$20.69	-9.02%
3	109.27	3.0%	1.03	$0.0005	$0.0018	-$0.00454	$82.76	$63.94	$18.82	-9.02%
4	112.55	3.0%	1.03	$0.0005	$0.0023	-$0.00413	$75.29	$58.17	$17.13	-9.02%
5	115.93	3.0%	1.03	$0.0004	$0.0027	-$0.00375	$68.50	$52.92	$15.58	-9.02%
6	119.41	3.0%	1.03	$0.0004	$0.0031	-$0.00341	$62.32	$48.14	$14.17	-9.02%
7	122.99	3.0%	1.03	$0.0004	$0.0035	-$0.00311	$56.69	$43.80	$12.89	-9.02%
8	126.68	3.0%	1.03	$0.0003	$0.0038	-$0.00283	$51.58	$39.84	$11.73	-9.02%
9	130.48	3.0%	1.03	$0.0003	$0.0041	-$0.00257	$46.92	$36.25	$10.67	-9.02%
10	134.39	3.0%	1.03	$0.0003	$0.0044	-$0.00234	$42.69	$32.98	$9.71	-9.02%
11	138.42	3.0%	1.03	$0.0003	$0.0047	-$0.00213	$38.83	$30.00	$8.83	-9.02%
12	142.58	3.0%	1.03	$0.0002	$0.0049	-$0.00194	$35.33	$27.29	$8.04	-9.02%
13	146.85	3.0%	1.03	$0.0002	$0.0051	-$0.00176	$32.14	$24.83	$7.31	-9.02%
14	151.26	3.0%	1.03	$0.0002	$0.0053	-$0.00160	$29.24	$22.59	$6.65	-9.02%
15	155.80	3.0%	1.03	$0.0002	$0.0055	-$0.00146	$26.60	$20.55	$6.05	-9.02%
16	160.47	3.0%	1.03	$0.0002	$0.0056	-$0.00133	$24.20	$18.70	$5.50	-9.02%
17	165.28	3.0%	1.03	$0.0001	$0.0058	-$0.00121	$22.02	$17.01	$5.01	-9.02%
18	170.24	3.0%	1.03	$0.0001	$0.0059	-$0.00110	$20.03	$15.47	$4.56	-9.02%
19	175.35	3.0%	1.03	$0.0001	$0.0060	-$0.00100	$18.22	$14.08	$4.14	-9.02%
20	180.61	3.0%	1.03	$0.0001	$0.0061	-$0.00091	$16.58	$12.81	$3.77	-9.02%
21	186.03	3.0%	1.03	$0.0001	$0.0062	-$0.00083	$15.08	$11.65	$3.43	-9.02%
22	191.61	3.0%	1.03	$0.0001	$0.0063	-$0.00075	$13.72	$10.60	$3.12	-9.02%

PS-25

Example 3: The Index level decreases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Hypothetical Principal Amount	$25.00
Initial Index Level	100
Note Return	90.61%
Cumulative Index Return	-19.84%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E		Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	99.00	-1.0%	0.99	$0.0007	$0.0007	-$0.00548	$99.99	$74.25	$25.74	2.98%
2	98.01	-1.0%	0.99	$0.0007	$0.0013	-$0.00564	$102.97	$76.46	$26.51	2.98%
3	97.03	-1.0%	0.99	$0.0007	$0.0020	-$0.00581	$106.03	$78.73	$27.30	2.98%
4	96.06	-1.0%	0.99	$0.0007	$0.0027	-$0.00598	$109.19	$81.08	$28.11	2.98%
5	95.10	-1.0%	0.99	$0.0007	$0.0035	-$0.00616	$112.44	$83.49	$28.95	2.98%
6	94.15	-1.0%	0.99	$0.0008	$0.0042	-$0.00634	$115.78	$85.97	$29.81	2.98%
7	93.21	-1.0%	0.99	$0.0008	$0.0050	-$0.00653	$119.23	$88.53	$30.70	2.98%
8	92.27	-1.0%	0.99	$0.0008	$0.0058	-$0.00673	$122.78	$91.17	$31.61	2.98%
9	91.35	-1.0%	0.99	$0.0008	$0.0066	-$0.00693	$126.43	$93.88	$32.55	2.98%
10	90.44	-1.0%	0.99	$0.0008	$0.0075	-$0.00713	$130.19	$96.67	$33.52	2.98%
11	89.53	-1.0%	0.99	$0.0009	$0.0083	-$0.00735	$134.06	$99.55	$34.52	2.98%
12	88.64	-1.0%	0.99	$0.0009	$0.0092	-$0.00757	$138.05	$102.51	$35.54	2.98%
13	87.75	-1.0%	0.99	$0.0009	$0.0101	-$0.00779	$142.16	$105.56	$36.60	2.98%
14	86.87	-1.0%	0.99	$0.0010	$0.0111	-$0.00802	$146.39	$108.70	$37.69	2.98%
15	86.01	-1.0%	0.99	$0.0010	$0.0121	-$0.00826	$150.75	$111.94	$38.81	2.98%
16	85.15	-1.0%	0.99	$0.0010	$0.0131	-$0.00851	$155.23	$115.27	$39.97	2.98%
17	84.29	-1.0%	0.99	$0.0010	$0.0141	-$0.00876	$159.85	$118.70	$41.15	2.98%
18	83.45	-1.0%	0.99	$0.0011	$0.0152	-$0.00902	$164.61	$122.23	$42.38	2.98%
19	82.62	-1.0%	0.99	$0.0011	$0.0163	-$0.00929	$169.50	$125.87	$43.64	2.98%
20	81.79	-1.0%	0.99	$0.0011	$0.0174	-$0.00956	$174.55	$129.61	$44.94	2.98%
21	80.97	-1.0%	0.99	$0.0012	$0.0186	-$0.00985	$179.74	$133.47	$46.28	2.98%
22	80.16	-1.0%	0.99	$0.0012	$0.0198	-$0.01014	$185.09	$137.44	$47.65	2.98%

PS-26

Example 4: The Index level decreases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Hypothetical Principal Amount	$25.00
Initial Index Level	100
Note Return	-72.90%
Cumulative Index Return	-19.63%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)			Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	89.00	-11.0%	0.89	$0.0007	$0.0007	-$0.00548	$99.99	$66.75	$33.24	32.98%
2	92.56	4.0%	1.04	$0.0009	$0.0015	-$0.00729	$132.97	$103.72	$29.25	-12.02%
3	95.34	3.0%	1.03	$0.0008	$0.0023	-$0.00641	$116.98	$90.37	$26.61	-9.02%
4	103.92	9.0%	1.09	$0.0007	$0.0030	-$0.00583	$106.42	$87.01	$19.42	-27.02%
5	109.11	5.0%	1.05	$0.0005	$0.0035	-$0.00426	$77.66	$61.16	$16.50	-15.02%
6	121.12	11.0%	1.11	$0.0004	$0.0039	-$0.00362	$65.99	$54.94	$11.05	-33.02%
7	128.38	6.0%	1.06	$0.0003	$0.0042	-$0.00242	$44.20	$35.14	$9.06	-18.02%
8	134.80	5.0%	1.05	$0.0002	$0.0044	-$0.00199	$36.23	$28.54	$7.70	-15.02%
9	161.76	20.0%	1.20	$0.0002	$0.0046	-$0.00169	$30.79	$27.71	$3.08	-60.02%
10	127.79	-21.0%	0.79	$0.0001	$0.0047	-$0.00067	$12.31	$7.29	$5.02	62.98%
11	122.68	-4.0%	0.96	$0.0001	$0.0048	-$0.00110	$20.06	$14.44	$5.62	11.98%
12	131.27	7.0%	1.07	$0.0001	$0.0050	-$0.00123	$22.46	$18.03	$4.43	-21.02%
13	154.90	18.0%	1.18	$0.0001	$0.0051	-$0.00097	$17.74	$15.70	$2.04	-54.02%
14	165.74	7.0%	1.07	$0.0001	$0.0052	-$0.00045	$8.16	$6.55	$1.61	-21.02%
15	159.11	-4.0%	0.96	$0.0000	$0.0052	-$0.00035	$6.44	$4.64	$1.80	11.98%
16	120.92	-24.0%	0.76	$0.0000	$0.0052	-$0.00040	$7.21	$4.11	$3.10	71.98%
17	106.41	-12.0%	0.88	$0.0001	$0.0053	-$0.00068	$12.40	$8.19	$4.22	35.98%
18	92.58	-13.0%	0.87	$0.0001	$0.0054	-$0.00092	$16.87	$11.01	$5.86	38.98%
19	82.39	-11.0%	0.89	$0.0002	$0.0056	-$0.00128	$23.44	$15.65	$7.79	32.98%
20	76.63	-7.0%	0.93	$0.0002	$0.0058	-$0.00171	$31.17	$21.74	$9.43	20.98%
21	70.50	-8.0%	0.92	$0.0002	$0.0060	-$0.00207	$37.71	$26.02	$11.69	23.98%
22	80.37	14.0%	1.14	$0.0003	$0.0063	-$0.00256	$46.75	$39.97	$6.78	-42.02%

PS-27

Example 5: The Index level increases and decreases in a volatile manner, ending at the same level.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-2.00%
Hypothetical Principal Amount	$25.00
Initial Index Level	100
Note Return	-37.25%
Cumulative Index Return	-0.02%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	102.00	2.0%	1.02	$0.0007	$0.0007	-$0.00548	$99.99	$76.50	$23.49	-6.02%
2	105.06	3.0%	1.03	$0.0006	$0.0013	-$0.00515	$93.97	$72.60	$21.37	-9.02%
3	109.26	4.0%	1.04	$0.0006	$0.0018	-$0.00468	$85.49	$66.69	$18.80	-12.02%
4	98.34	-10.0%	0.90	$0.0005	$0.0023	-$0.00412	$75.21	$50.77	$24.44	29.98%
5	100.30	2.0%	1.02	$0.0006	$0.0029	-$0.00536	$97.75	$74.79	$22.97	-6.02%
6	103.31	3.0%	1.03	$0.0006	$0.0035	-$0.00503	$91.86	$70.97	$20.89	-9.02%
7	92.98	-10.0%	0.90	$0.0005	$0.0041	-$0.00458	$83.57	$56.42	$27.16	29.98%
8	94.84	2.0%	1.02	$0.0007	$0.0048	-$0.00595	$108.63	$83.10	$25.52	-6.02%
9	96.74	2.0%	1.02	$0.0007	$0.0055	-$0.00559	$102.08	$78.10	$23.98	-6.02%
10	87.06	-10.0%	0.90	$0.0006	$0.0061	-$0.00526	$95.93	$64.76	$31.17	29.98%
11	88.80	2.0%	1.02	$0.0008	$0.0069	-$0.00683	$124.69	$95.39	$29.30	-6.02%
12	90.58	2.0%	1.02	$0.0008	$0.0077	-$0.00642	$117.18	$89.65	$27.53	-6.02%
13	81.52	-10.0%	0.90	$0.0007	$0.0084	-$0.00603	$110.12	$74.33	$35.78	29.98%
14	83.15	2.0%	1.02	$0.0009	$0.0093	-$0.00784	$143.13	$109.50	$33.63	-6.02%
15	84.82	2.0%	1.02	$0.0009	$0.0102	-$0.00737	$134.50	$102.90	$31.60	-6.02%
16	76.33	-10.0%	0.90	$0.0008	$0.0110	-$0.00693	$126.40	$85.32	$41.07	29.98%
17	77.86	2.0%	1.02	$0.0011	$0.0121	-$0.00900	$164.29	$125.69	$38.60	-6.02%
18	79.42	2.0%	1.02	$0.0010	$0.0131	-$0.00846	$154.39	$118.12	$36.27	-6.02%
19	81.01	2.0%	1.02	$0.0009	$0.0140	-$0.00795	$145.09	$111.00	$34.09	-6.02%
20	89.11	10.0%	1.10	$0.0009	$0.0149	-$0.00747	$136.35	$112.49	$23.85	-30.02%
21	90.89	2.0%	1.02	$0.0006	$0.0155	-$0.00523	$95.41	$72.99	$22.42	-6.02%
22	99.98	10.0%	1.10	$0.0006	$0.0161	-$0.00491	$89.66	$73.98	$15.69	-30.02%

PS-28

Examples 6 to 10: Maximum Amount of the Interest Rate Spread

Example 6: The Index level alternatively decreases and increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Hypothetical Principal Amount	$25.00
Initial Index Level	100
Note Return	-9.50%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	97.00	-3.0%	0.97	$0.0007	$0.0007	-$0.01096	$99.99	$72.75	$27.24	8.95%
2	99.91	3.0%	1.03	$0.0007	$0.0014	-$0.01194	$108.94	$84.17	$24.77	-9.05%
3	96.91	-3.0%	0.97	$0.0006	$0.0020	-$0.01086	$99.09	$72.09	$26.99	8.95%
4	99.82	3.0%	1.03	$0.0007	$0.0027	-$0.01183	$107.96	$83.41	$24.55	-9.05%
5	96.83	-3.0%	0.97	$0.0006	$0.0033	-$0.01076	$98.19	$71.44	$26.75	8.95%
6	99.73	3.0%	1.03	$0.0007	$0.0040	-$0.01173	$106.98	$82.65	$24.33	-9.05%
7	96.74	-3.0%	0.97	$0.0006	$0.0047	-$0.01066	$97.30	$70.80	$26.51	8.95%
8	99.64	3.0%	1.03	$0.0007	$0.0054	-$0.01162	$106.02	$81.91	$24.11	-9.05%
9	96.65	-3.0%	0.97	$0.0006	$0.0060	-$0.01057	$96.43	$70.16	$26.27	8.95%
10	99.55	3.0%	1.03	$0.0007	$0.0067	-$0.01151	$105.06	$81.17	$23.89	-9.05%
11	96.56	-3.0%	0.97	$0.0006	$0.0073	-$0.01047	$95.56	$69.52	$26.03	8.95%
12	99.46	3.0%	1.03	$0.0007	$0.0080	-$0.01141	$104.11	$80.44	$23.68	-9.05%
13	96.48	-3.0%	0.97	$0.0006	$0.0086	-$0.01038	$94.69	$68.90	$25.80	8.95%
14	99.37	3.0%	1.03	$0.0007	$0.0093	-$0.01131	$103.17	$79.71	$23.46	-9.05%
15	96.39	-3.0%	0.97	$0.0006	$0.0099	-$0.01028	$93.84	$68.27	$25.56	8.95%
16	99.28	3.0%	1.03	$0.0007	$0.0105	-$0.01121	$102.24	$78.99	$23.25	-9.05%
17	96.30	-3.0%	0.97	$0.0006	$0.0111	-$0.01019	$92.99	$67.66	$25.33	8.95%
18	99.19	3.0%	1.03	$0.0007	$0.0118	-$0.01110	$101.32	$78.28	$23.04	-9.05%
19	96.22	-3.0%	0.97	$0.0006	$0.0124	-$0.01010	$92.15	$67.05	$25.10	8.95%
20	99.10	3.0%	1.03	$0.0007	$0.0131	-$0.01100	$100.40	$77.57	$22.83	-9.05%
21	96.13	-3.0%	0.97	$0.0006	$0.0137	-$0.01001	$91.32	$66.44	$24.88	8.95%
22	99.01	3.0%	1.03	$0.0006	$0.0143	-$0.01090	$99.50	$76.87	$22.63	-9.05%

PS-29

Example 7: The Index level increases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Hypothetical Principal Amount	$25.00
Initial Index Level	100
Note Return	-87.58%
Cumulative Index Return	91.61%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	103.00	3.0%	1.03	$0.0007	$0.0007	-$0.01096	$99.99	$77.25	$22.74	-9.05%
2	106.09	3.0%	1.03	$0.0006	$0.0012	-$0.00997	$90.94	$70.26	$20.68	-9.05%
3	109.27	3.0%	1.03	$0.0005	$0.0018	-$0.00907	$82.72	$63.91	$18.81	-9.05%
4	112.55	3.0%	1.03	$0.0005	$0.0023	-$0.00825	$75.23	$58.12	$17.11	-9.05%
5	115.93	3.0%	1.03	$0.0004	$0.0027	-$0.00750	$68.43	$52.87	$15.56	-9.05%
6	119.41	3.0%	1.03	$0.0004	$0.0031	-$0.00682	$62.24	$48.08	$14.15	-9.05%
7	122.99	3.0%	1.03	$0.0004	$0.0035	-$0.00620	$56.61	$43.73	$12.87	-9.05%
8	126.68	3.0%	1.03	$0.0003	$0.0038	-$0.00564	$51.49	$39.78	$11.71	-9.05%
9	130.48	3.0%	1.03	$0.0003	$0.0041	-$0.00513	$46.83	$36.18	$10.65	-9.05%
10	134.39	3.0%	1.03	$0.0003	$0.0044	-$0.00467	$42.59	$32.91	$9.69	-9.05%
11	138.42	3.0%	1.03	$0.0003	$0.0047	-$0.00425	$38.74	$29.93	$8.81	-9.05%
12	142.58	3.0%	1.03	$0.0002	$0.0049	-$0.00386	$35.23	$27.22	$8.01	-9.05%
13	146.85	3.0%	1.03	$0.0002	$0.0051	-$0.00351	$32.05	$24.76	$7.29	-9.05%
14	151.26	3.0%	1.03	$0.0002	$0.0053	-$0.00319	$29.15	$22.52	$6.63	-9.05%
15	155.80	3.0%	1.03	$0.0002	$0.0055	-$0.00291	$26.51	$20.48	$6.03	-9.05%
16	160.47	3.0%	1.03	$0.0002	$0.0056	-$0.00264	$24.11	$18.63	$5.48	-9.05%
17	165.28	3.0%	1.03	$0.0001	$0.0058	-$0.00240	$21.93	$16.94	$4.99	-9.05%
18	170.24	3.0%	1.03	$0.0001	$0.0059	-$0.00219	$19.95	$15.41	$4.54	-9.05%
19	175.35	3.0%	1.03	$0.0001	$0.0060	-$0.00199	$18.14	$14.02	$4.13	-9.05%
20	180.61	3.0%	1.03	$0.0001	$0.0061	-$0.00181	$16.50	$12.75	$3.75	-9.05%
21	186.03	3.0%	1.03	$0.0001	$0.0062	-$0.00164	$15.01	$11.60	$3.41	-9.05%
22	191.61	3.0%	1.03	$0.0001	$0.0063	-$0.00150	$13.65	$10.55	$3.10	-9.05%

PS-30

Example 8: The Index level decreases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Hypothetical Principal Amount	$25.00
Initial Index Level	100
Note Return	89.72%
Cumulative Index Return	-19.84%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	99.00	-1.0%	0.99	$0.0007	$0.0007	-$0.01096	$99.99	$74.25	$25.74	2.95%
2	98.01	-1.0%	0.99	$0.0007	$0.0013	-$0.01128	$102.94	$76.44	$26.50	2.95%
3	97.03	-1.0%	0.99	$0.0007	$0.0020	-$0.01162	$105.98	$78.70	$27.28	2.95%
4	96.06	-1.0%	0.99	$0.0007	$0.0027	-$0.01196	$109.11	$81.03	$28.09	2.95%
5	95.10	-1.0%	0.99	$0.0007	$0.0035	-$0.01231	$112.33	$83.42	$28.92	2.95%
6	94.15	-1.0%	0.99	$0.0008	$0.0042	-$0.01268	$115.65	$85.88	$29.77	2.95%
7	93.21	-1.0%	0.99	$0.0008	$0.0050	-$0.01305	$119.07	$88.42	$30.65	2.95%
8	92.27	-1.0%	0.99	$0.0008	$0.0058	-$0.01344	$122.59	$91.03	$31.56	2.95%
9	91.35	-1.0%	0.99	$0.0008	$0.0066	-$0.01383	$126.21	$93.72	$32.49	2.95%
10	90.44	-1.0%	0.99	$0.0008	$0.0074	-$0.01424	$129.93	$96.49	$33.45	2.95%
11	89.53	-1.0%	0.99	$0.0009	$0.0083	-$0.01466	$133.77	$99.34	$34.43	2.95%
12	88.64	-1.0%	0.99	$0.0009	$0.0092	-$0.01509	$137.72	$102.27	$35.45	2.95%
13	87.75	-1.0%	0.99	$0.0009	$0.0101	-$0.01554	$141.79	$105.29	$36.50	2.95%
14	86.87	-1.0%	0.99	$0.0009	$0.0111	-$0.01600	$145.98	$108.40	$37.58	2.95%
15	86.01	-1.0%	0.99	$0.0010	$0.0121	-$0.01647	$150.29	$111.60	$38.69	2.95%
16	85.15	-1.0%	0.99	$0.0010	$0.0131	-$0.01696	$154.73	$114.90	$39.83	2.95%
17	84.29	-1.0%	0.99	$0.0010	$0.0141	-$0.01746	$159.30	$118.29	$41.01	2.95%
18	83.45	-1.0%	0.99	$0.0011	$0.0152	-$0.01798	$164.00	$121.79	$42.22	2.95%
19	82.62	-1.0%	0.99	$0.0011	$0.0163	-$0.01851	$168.85	$125.38	$43.46	2.95%
20	81.79	-1.0%	0.99	$0.0011	$0.0174	-$0.01905	$173.83	$129.09	$44.75	2.95%
21	80.97	-1.0%	0.99	$0.0012	$0.0186	-$0.01962	$178.97	$132.90	$46.07	2.95%
22	80.16	-1.0%	0.99	$0.0012	$0.0198	-$0.02019	$184.25	$136.82	$47.43	2.95%

PS-31

Example 9: The Index level decreases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Hypothetical Principal Amount	$25.00
Initial Index Level	100
Note Return	-73.05%
Cumulative Index Return	-19.63%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	89.00	-11.0%	0.89	$0.0007	$0.0007	-$0.01096	$99.99	$66.75	$33.24	32.95%
2	92.56	4.0%	1.04	$0.0009	$0.0015	-$0.01457	$132.94	$103.70	$29.23	-12.05%
3	95.34	3.0%	1.03	$0.0008	$0.0023	-$0.01282	$116.92	$90.33	$26.59	-9.05%
4	103.92	9.0%	1.09	$0.0007	$0.0030	-$0.01166	$106.35	$86.95	$19.40	-27.05%
5	109.11	5.0%	1.05	$0.0005	$0.0035	-$0.00850	$77.58	$61.10	$16.48	-15.05%
6	121.12	11.0%	1.11	$0.0004	$0.0039	-$0.00722	$65.91	$54.88	$11.03	-33.05%
7	128.38	6.0%	1.06	$0.0003	$0.0042	-$0.00484	$44.13	$35.09	$9.04	-18.05%
8	134.80	5.0%	1.05	$0.0002	$0.0044	-$0.00396	$36.17	$28.48	$7.68	-15.05%
9	161.76	20.0%	1.20	$0.0002	$0.0046	-$0.00337	$30.72	$27.65	$3.07	-60.05%
10	127.79	-21.0%	0.79	$0.0001	$0.0047	-$0.00135	$12.28	$7.27	$5.00	62.95%
11	122.68	-4.0%	0.96	$0.0001	$0.0048	-$0.00219	$20.00	$14.40	$5.60	11.95%
12	131.27	7.0%	1.07	$0.0001	$0.0050	-$0.00245	$22.39	$17.97	$4.42	-21.05%
13	154.90	18.0%	1.18	$0.0001	$0.0051	-$0.00194	$17.68	$15.65	$2.03	-54.05%
14	165.74	7.0%	1.07	$0.0001	$0.0051	-$0.00089	$8.12	$6.52	$1.60	-21.05%
15	159.11	-4.0%	0.96	$0.0000	$0.0052	-$0.00070	$6.41	$4.62	$1.80	11.95%
16	120.92	-24.0%	0.76	$0.0000	$0.0052	-$0.00079	$7.18	$4.09	$3.09	71.95%
17	106.41	-12.0%	0.88	$0.0001	$0.0053	-$0.00135	$12.35	$8.15	$4.20	35.95%
18	92.58	-13.0%	0.87	$0.0001	$0.0054	-$0.00184	$16.79	$10.96	$5.83	38.95%
19	82.39	-11.0%	0.89	$0.0002	$0.0056	-$0.00256	$23.33	$15.57	$7.76	32.95%
20	76.63	-7.0%	0.93	$0.0002	$0.0058	-$0.00340	$31.02	$21.64	$9.38	20.95%
21	70.50	-8.0%	0.92	$0.0002	$0.0060	-$0.00411	$37.52	$25.89	$11.63	23.95%
22	80.37	14.0%	1.14	$0.0003	$0.0063	-$0.00510	$46.50	$39.76	$6.74	-42.05%

PS-32

Example 10: The Index level increases and decreases in a volatile manner, ending at the same level.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Deposit Factor	4
Daily Interest Rate	-4.00%
Hypothetical Principal Amount	$25.00
Initial Index Level	100
Note Return	-37.57%
Cumulative Index Return	-0.02%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Interest	Deposit Amount	Short Index Amount	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
	Previous Index Level * (1+C)		Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate / 365	Total of E	Previous Indicative Note Value * Daily Deposit Factor * Daily Interest Rate / 365	Previous Indicative Note Value * Daily Financing Factor + G - E	Previous Indicative Note Value * Daily Leverage Factor * D	H - I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value

0	100.00						$100	$75	$25
1	102.00	2.0%	1.02	$0.0007	$0.0007	-$0.01096	$99.99	$76.50	$23.49	-6.05%
2	105.06	3.0%	1.03	$0.0006	$0.0013	-$0.01030	$93.94	$72.58	$21.36	-9.05%
3	109.26	4.0%	1.04	$0.0006	$0.0018	-$0.00936	$85.44	$66.65	$18.79	-12.05%
4	98.34	-10.0%	0.90	$0.0005	$0.0023	-$0.00824	$75.15	$50.73	$24.42	29.95%
5	100.30	2.0%	1.02	$0.0006	$0.0029	-$0.01070	$97.66	$74.72	$22.94	-6.05%
6	103.31	3.0%	1.03	$0.0006	$0.0035	-$0.01006	$91.76	$70.89	$20.87	-9.05%
7	92.98	-10.0%	0.90	$0.0005	$0.0041	-$0.00915	$83.46	$56.34	$27.12	29.95%
8	94.84	2.0%	1.02	$0.0007	$0.0048	-$0.01189	$108.45	$82.98	$25.48	-6.05%
9	96.74	2.0%	1.02	$0.0007	$0.0055	-$0.01117	$101.90	$77.96	$23.94	-6.05%
10	87.06	-10.0%	0.90	$0.0006	$0.0061	-$0.01049	$95.74	$64.63	$31.11	29.95%
11	88.80	2.0%	1.02	$0.0008	$0.0069	-$0.01364	$124.41	$95.19	$29.23	-6.05%
12	90.58	2.0%	1.02	$0.0008	$0.0076	-$0.01281	$116.89	$89.43	$27.46	-6.05%
13	81.52	-10.0%	0.90	$0.0007	$0.0084	-$0.01204	$109.82	$74.14	$35.68	29.95%
14	83.15	2.0%	1.02	$0.0009	$0.0093	-$0.01564	$142.72	$109.19	$33.53	-6.05%
15	84.82	2.0%	1.02	$0.0009	$0.0102	-$0.01470	$134.09	$102.59	$31.50	-6.05%
16	76.33	-10.0%	0.90	$0.0008	$0.0110	-$0.01381	$125.98	$85.05	$40.93	29.95%
17	77.86	2.0%	1.02	$0.0011	$0.0120	-$0.01794	$163.72	$125.26	$38.46	-6.05%
18	79.42	2.0%	1.02	$0.0010	$0.0130	-$0.01686	$153.82	$117.68	$36.13	-6.05%
19	81.01	2.0%	1.02	$0.0009	$0.0140	-$0.01584	$144.52	$110.57	$33.95	-6.05%
20	89.11	10.0%	1.10	$0.0009	$0.0149	-$0.01488	$135.78	$112.03	$23.75	-30.05%
21	90.89	2.0%	1.02	$0.0006	$0.0155	-$0.01041	$94.98	$72.67	$22.31	-6.05%
22	99.98	10.0%	1.10	$0.0006	$0.0161	-$0.00978	$89.24	$73.63	$15.61	-30.05%

PS-33

Table 1: Expected return on the notes over one year of Index performance, without giving effect to the Daily Investor Fee and the Daily Interest and assuming a constant drift and volatility over time.

		One Year Index Volatility
One Year Index Perform- ance	Three Times the Inverse (-3x) of One Year Index Perform- ance	0%	5%	10%	15%	20%	25%	30%	35%	40%	45%	50%	55%	60%	65%	70%
-75%	225%	6300.00%	6204.72%	5927.29%	5491.78%	4934.42%	4298.65%	3629.59%	2968.83%	2350.51%	1798.94%	1328.03%	942.16%	638.08%	407.28%	238.34%
-70%	210%	3603.70%	3548.56%	3388.02%	3135.98%	2813.44%	2445.52%	2058.33%	1675.95%	1318.12%	998.93%	726.41%	503.10%	327.13%	193.56%	95.80%
-65%	195%	2232.36%	2197.64%	2096.54%	1937.82%	1734.70%	1503.01%	1259.18%	1018.38%	793.04%	592.04%	420.42%	279.80%	168.98%	84.87%	23.30%
-60%	180%	1462.50%	1439.24%	1371.51%	1265.18%	1129.11%	973.89%	810.54%	649.23%	498.27%	363.61%	248.64%	154.43%	80.20%	23.85%	-17.40%
-55%	165%	997.39%	981.06%	933.49%	858.81%	763.24%	654.23%	539.50%	426.21%	320.18%	225.61%	144.86%	78.70%	26.56%	-13.02%	-41.99%
-50%	150%	700.00%	688.09%	653.41%	598.97%	529.30%	449.83%	366.20%	283.60%	206.31%	137.37%	78.50%	30.27%	-7.74%	-36.59%	-57.71%
-45%	135%	501.05%	492.10%	466.05%	425.15%	372.80%	313.10%	250.26%	188.21%	130.14%	78.34%	34.11%	-2.13%	-30.68%	-52.36%	-68.22%
-40%	120%	362.96%	356.07%	336.00%	304.50%	264.18%	218.19%	169.79%	121.99%	77.27%	37.37%	3.30%	-24.61%	-46.61%	-63.30%	-75.53%
-35%	105%	264.13%	258.71%	242.93%	218.15%	186.44%	150.26%	112.20%	74.60%	39.42%	8.04%	-18.75%	-40.71%	-58.01%	-71.14%	-80.75%
-30%	90%	191.55%	187.20%	174.57%	154.73%	129.34%	100.38%	69.90%	39.80%	11.63%	-13.50%	-34.95%	-52.53%	-66.38%	-76.89%	-84.59%
-25%	75%	137.04%	133.51%	123.23%	107.10%	86.46%	62.91%	38.13%	13.66%	-9.24%	-29.67%	-47.11%	-61.40%	-72.66%	-81.21%	-87.47%
-20%	60%	95.31%	92.40%	83.94%	70.65%	53.64%	34.24%	13.82%	-6.35%	-25.22%	-42.05%	-56.42%	-68.20%	-77.48%	-84.52%	-89.67%
-15%	45%	62.83%	60.41%	53.35%	42.27%	28.09%	11.91%	-5.11%	-21.92%	-37.65%	-51.69%	-63.67%	-73.48%	-81.22%	-87.09%	-91.39%
-10%	30%	37.17%	35.13%	29.19%	19.85%	7.91%	-5.72%	-20.06%	-34.22%	-47.48%	-59.30%	-69.39%	-77.66%	-84.18%	-89.13%	-92.75%
-5%	15%	16.64%	14.90%	9.84%	1.91%	-8.25%	-19.84%	-32.03%	-44.07%	-55.34%	-65.39%	-73.98%	-81.01%	-86.55%	-90.76%	-93.83%
0%	0%	0.00%	-1.49%	-5.82%	-12.63%	-21.34%	-31.27%	-41.73%	-52.05%	-61.71%	-70.33%	-77.69%	-83.72%	-88.47%	-92.07%	-94.71%
5%	-15%	-13.62%	-14.90%	-18.65%	-24.53%	-32.05%	-40.63%	-49.66%	-58.58%	-66.92%	-74.37%	-80.73%	-85.93%	-90.04%	-93.15%	-95.43%
10%	-30%	-24.87%	-25.99%	-29.24%	-34.36%	-40.90%	-48.36%	-56.22%	-63.97%	-71.23%	-77.71%	-83.24%	-87.77%	-91.34%	-94.04%	-96.03%
15%	-45%	-34.25%	-35.23%	-38.08%	-42.55%	-48.28%	-54.81%	-61.68%	-68.47%	-74.82%	-80.49%	-85.33%	-89.29%	-92.42%	-94.79%	-96.52%
20%	-60%	-42.13%	-42.99%	-45.50%	-49.44%	-54.48%	-60.23%	-66.28%	-72.25%	-77.84%	-82.83%	-87.09%	-90.58%	-93.33%	-95.41%	-96.94%
25%	-75%	-48.80%	-49.56%	-51.78%	-55.27%	-59.72%	-64.81%	-70.16%	-75.45%	-80.40%	-84.81%	-88.58%	-91.66%	-94.10%	-95.94%	-97.29%
30%	-90%	-54.48%	-55.16%	-57.13%	-60.23%	-64.20%	-68.72%	-73.48%	-78.17%	-82.57%	-86.49%	-89.84%	-92.59%	-94.75%	-96.39%	-97.59%
35%	-105%	-59.36%	-59.96%	-61.72%	-64.49%	-68.03%	-72.07%	-76.31%	-80.51%	-84.44%	-87.94%	-90.93%	-93.38%	-95.31%	-96.78%	-97.85%
40%	-120%	-63.56%	-64.10%	-65.68%	-68.16%	-71.33%	-74.95%	-78.76%	-82.53%	-86.05%	-89.19%	-91.87%	-94.07%	-95.80%	-97.11%	-98.07%
45%	-135%	-67.20%	-67.69%	-69.11%	-71.34%	-74.20%	-77.46%	-80.88%	-84.27%	-87.44%	-90.27%	-92.68%	-94.66%	-96.22%	-97.40%	-98.27%
50%	-150%	-70.37%	-70.81%	-72.10%	-74.11%	-76.69%	-79.64%	-82.73%	-85.79%	-88.66%	-91.21%	-93.39%	-95.18%	-96.58%	-97.65%	-98.43%
55%	-165%	-73.15%	-73.55%	-74.71%	-76.54%	-78.88%	-81.54%	-84.35%	-87.12%	-89.72%	-92.03%	-94.01%	-95.63%	-96.90%	-97.87%	-98.58%
60%	-180%	-75.59%	-75.95%	-77.01%	-78.67%	-80.80%	-83.22%	-85.77%	-88.29%	-90.65%	-92.76%	-94.55%	-96.02%	-97.18%	-98.06%	-98.71%
65%	-195%	-77.74%	-78.07%	-79.04%	-80.55%	-82.49%	-84.70%	-87.03%	-89.33%	-91.48%	-93.39%	-95.03%	-96.38%	-97.43%	-98.24%	-98.82%
70%	-210%	-79.65%	-79.95%	-80.83%	-82.22%	-83.99%	-86.01%	-88.14%	-90.24%	-92.21%	-93.96%	-95.46%	-96.69%	-97.65%	-98.39%	-98.92%
75%	-225%	-81.34%	-81.62%	-82.43%	-83.70%	-85.32%	-87.18%	-89.13%	-91.05%	-92.86%	-94.46%	-95.84%	-96.96%	-97.85%	-98.52%	-99.01%

Shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the index performance times the Daily Leverage Factor; conversely areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the index performance times the Daily Leverage Factor.

PS-34

Hypothetical Examples

We cannot predict the actual Index level at any time during the term of the notes or the market value of the notes, nor can we predict the relationship between the Index level and the market value of your notes at any time prior to the Maturity Date. The actual amount that a holder of the notes will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the notes will depend on the actual Index Closing Levels during the term of the notes and during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, the Daily Investor Fee, Index volatility and the Redemption Fee Amount, if applicable. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount, in cash, to be paid in respect of your notes, if any, on the Maturity Date, Call Settlement Date or the relevant Redemption Date, as applicable, may be very different from the information reflected in the tables above.

The hypothetical examples and tables are not indicative of the future performance of the Index at any time, the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, or what the value of your notes may be. Fluctuations in the hypothetical examples may be greater or less than fluctuations experienced by the holders of the notes. The information shown above is for illustrative purposes only and does not represent the actual future performance of the notes.

PS-35

INTRADAY VALUE OF THE INDEX AND THE NOTES

Intraday Index Values

Each Index Business Day, the Intraday Index Calculation Agent will calculate and publish the intraday Index value every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “MINERS<Index>.”

The Intraday Index Calculation Agent is not affiliated with Bank of Montreal and does not approve, endorse, review or recommend the Index or the notes. The information used in the calculation of the intraday Index value will be derived from sources the Intraday Index Calculation Agent deems reliable, but the Intraday Index Calculation Agent and its affiliates do not guarantee the correctness or completeness of the intraday Index value or other information furnished in connection with the notes or the calculation of the Index. The Intraday Index Calculation Agent makes no warranty, express or implied, as to results to be obtained by Bank of Montreal, holders of the notes, or any other person or entity from the use of the intraday Index value or any data included therein. The Intraday Index Calculation Agent makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday Index value or any data included therein. The Intraday Index Calculation Agent, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the Intraday Index Calculation Agent, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday Index value or the notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The Intraday Index Calculation Agent shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday Index value from whatever cause. The Intraday Index Calculation Agent is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by Bank of Montreal and the resultant output thereof.

The intraday calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from the Intraday Index Calculation Agent may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the notes in the secondary market. The intraday Index value published every 15 seconds will be based on the intraday prices of the Index constituents.

Intraday Indicative Note Values

An Intraday Indicative Value, which is our approximation of the value of the notes, will be calculated and published by Solactive AG (based in part on information provided by the Intraday Index Calculation Agent) or a successor on Bloomberg under the ticker symbol “GDXDIV” every 15 seconds during normal trading hours. The actual trading price of the notes may vary significantly from their Intraday Indicative Value. In connection with the notes, we use the term “indicative value” to refer to the value at a given time equal to (a) the Deposit Amount minus (b) the Intraday Short Index Amount; provided that if such calculation results in a value equal to or less than $0, then both the Intraday Indicative Value and the closing Indicative Note Value will be $0. The Intraday Short Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor equals (a) the most recently published Index level divided by (b) the Index Closing Level on the preceding Index Business Day.

For the avoidance of doubt, for purposes of calculating the Intraday Indicative Value, the level of the Index based on the ticker “MINERS” will be used, even if the Calculation Agent has determined to use the VWAP Closing Level to determine the payments due on the notes.

If the Intraday Indicative Value of the notes is equal to or less than $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value of the notes on that day, and for the remainder of the term of the notes, will be $0 (a total loss of value).

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The Intraday Indicative Value is meant to approximate the value of the notes at a particular time. There are three elements of the formula: the Intraday Short Index Amount, the Deposit Amount and the Intraday Index Performance Factor (using, instead of the Index Closing Level for the date of determination, the intraday Index level at the time of determination), as described immediately above. Because the intraday Index level and the Intraday Short Index Amount are variable, the Intraday Indicative Value translates the change in the Index level from the previous Exchange Business Day, as measured at the time of measurement, into an approximation of the expected value of the notes. The Intraday Indicative Value uses an intraday Index level for its calculation; therefore, a variation in the intraday level of the Index from the previous Exchange Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 3. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Exchange Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. See “Risk Factors — The notes are subject to intraday purchase risk” and “—The leverage of the notes is reset on each day, and the leverage of the notes during any given day may be greater than or less than -3.0.” The Intraday Indicative Value may be useful as an approximation of what price an investor in the notes would receive if the notes were to be redeemed or if they matured, each at the time of measurement. The Intraday Indicative Value may be helpful to an investor in the notes when comparing it against the notes’ trading price on the NYSE and the most recently published level of the Index.

The Intraday Indicative Value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by the Intraday Index Calculation Agent will not necessarily reflect the depth and liquidity of the Index constituents. For this reason and others, the actual trading price of the notes may be different from their indicative value. For additional information, please see “Risk Factors — The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market” in this pricing supplement.

The calculation of the Intraday Indicative Value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publication of the Intraday Indicative Value of the notes by Solactive AG may occasionally be subject to delay or postponement. If the intraday Index value is delayed, then the Intraday Indicative Value of the notes will also be delayed. The actual trading price of the notes may be different from their Intraday Indicative Value. The Intraday Indicative Value of the notes published at least every 15 seconds from 9:30 a.m. to 6:00 p.m., New York City time, will be based on the intraday values of the Index, and may not be equal to the payment at maturity, call or redemption.

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

If you want to sell your notes but are unable to meet the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described under “Risk Factors — Risks Relating to Liquidity and the Secondary Market — There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” and “— The value of the notes in the secondary market may be influenced by many unpredictable factors.” Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

None of the Index Sponsor, the Intraday Index Calculation Agent or their respective affiliates are affiliated with Bank of Montreal or BMOCM and do not approve, endorse, review or recommend Bank of Montreal, BMOCM or the notes.

The Intraday Indicative Values of the notes calculated by Solactive AG derived from sources deemed reliable, but Solactive AG and its affiliates and suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes. Solactive AG and its affiliates make no warranty, express or implied, as to results to be obtained by BMOCM, Bank of Montreal, the holders of the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith. Solactive AG and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

PS-37

THE INDEX

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources. Such information reflects the policies of and is subject to change by the Index Sponsor. We have not undertaken any independent review or due diligence of such information. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. The description of the Index is summarized from its governing methodology, which is available at https://snetworkglobalindexes.com/indexes/s-network-microsectors-indexes. Neither the methodology nor any other information included on any website maintained by the Index Sponsor is included or incorporated by reference into this pricing supplement.

Introduction

The Index currently tracks the performance of two exchange traded funds, the VanEck Vectors® Gold Miners ETF (the “GDX”) and the VanEck Vectors® Junior Gold Miners ETF (the “GDXJ”). We refer to each of the GDX and the GDXJ as an “ETF.” The Index is a total return index, in which dividends paid on the ETFs are reflected in the level of the Index.

The ticker symbol of the Index is “MINERS”. The Index Sponsor publishes a closing level for the Index on each Index Business Day; this closing level is based on the closing prices of the ETFs on their primary exchanges. Cboe Global Indices (the “Intraday Index Calculation Agent”) publishes intra-day levels of the Index at least every 15 seconds on each Index Business Day.

In addition to the closing level of the Index described above, the Index Sponsor publishes on each Index Business Day a separate closing level of the Index that is based on the volume weighted average prices of the ETFs during the final 15 minutes of trading. The ticker symbol for this level is “MINERSV”.

The MINERS Index value was set to 1,000 as of March 17, 2017.

Index Constituents, Selection and Weighting

To date, the only constituents of the Index have been the GDX and the GDXJ. The universe of potential Index constituents is reviewed for potential additions or deletions each quarter as part of the reconstitution process.

All members of the Index’s universe of ETFs with a market capitalization greater than US$1 billion and average daily trading values in excess of US$1 million may be selected for inclusion in the Index.

The Index constituents are weighted according to their total market capitalizations via “Index Shares,” which are reflected starting upon each reconstitution’s effective date and set as described.

The Index Sponsor determines a proposed update to the list of Index constituents based on the Index rules, together with data available as of the market close on the last trading day of the second month of each calendar quarter (the “Snapshot Date”).

The Index Committee (as defined below) will approve or reject any changes, and notify the Index Sponsor of its decisions no later than the Thursday following the first Friday of the third month of each calendar quarter (the “Rebalancing Month”).

No later than the Thursday following the first Friday of the Rebalancing Month, the Index Committee or its designee will issue a press release announcing any additions to and/or deletions from the Index, and post that press release to the Index Sponsor’s website.

The Index Sponsor will provide new Index Shares to the Committee or its designee based on closing prices as of the second Friday of the Rebalancing Month (the “Weight Date”). The Index Shares are the numbers of shares for each constituent set for the stock positions in a hypothetical portfolio created to calculate the level of the Index. The Index Shares may include fractional shares, because the shares are set to meet the target Index Market Capitalizations. The target Index Market Capitalizations are set to reflect the relative market capitalization sizes of the Index constituents in accordance with the Index’s market capitalization-weighting methodology.

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The Index Sponsor will distribute the new Index Shares to relevant parties via email and/or File Transfer Protocol (FTP) after the Weight Date.

The reconstitution or rebalancing will be effective at the close of trading on the third Friday of the Rebalancing Month. The Index Sponsor will post all final rebalancing data and information on its FTP server on or by the third Friday of the Rebalancing Month.

Index Maintenance

In addition to the scheduled quarterly reviews, the Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, mergers or takeovers involving one or more index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the Index’s components will be announced at least two business days prior to their implementation date. Changes in shares outstanding are reflected at each rebalancing, as well as between rebalancings for certain corporate actions such as share splits or consolidations.

Additions may be made to the Index at the close of trading on the quarterly rebalancing dates in the case of the creation or a listing of new ETFs that has occurred more than 22 trading days prior to the rebalancing date.

Deletions may be made to remove ETFs that fail to meet the inclusion criteria as of the Snapshot Date for a reconstitution or rebalancing, or in the event a constituent is delisted, is acquired or merges with another entity. If an Index component no longer meets the eligibility requirements, it may be removed from the Index.

If two index constituents merge, their component positions will be replaced by the surviving entity immediately. If an index constituent merges with a non-component entity, it will be removed from the Index, and its weight will be redistributed to all the remaining constituents on a proportional basis.

If an index component is taken over by another index component, the former will be removed from the Index immediately upon completion of the takeover. If an index component is taken over by a non-component entity, it will be removed from the Index and its weight will be redistributed to all the remaining constituents on a proportional basis.

Index Calculation and Adjustments

Calculation Agents. The Index is calculated on an end-of-day basis by the Index Sponsor, and on an intraday basis by Cboe Global Indices (the “Intraday Index Calculation Agent”).

Input Data Sources. Closing share prices for the end-of-day index calculation, and last-traded share prices for intraday index calculations are provided by Refinitiv. If the current trading price of an issue is unavailable, the previous trading session’s closing price is used. However, if the index component is affected by any corporate action that requires an adjustment, then the adjusted price is used.

Volume-weighted average share prices (VWAPs) for the Index’s VWAP-variant calculation are provided by Cboe Market Data Services based on composite data for trades that occurred during the last 15 minutes of trading (usually between 15:45 ET and 16:00 ET). If no trades occurred for a constituent during that time period, the constituent’s closing price is used instead of its VWAP.

The number of outstanding shares is determined separately for each class of securities. This information is obtained from regulatory filings and a variety of data vendors. The data also may be sourced from the companies themselves.

PS-39

Corporate actions affecting an index constituent are sourced from public news services, regulatory filings and data vendors. The companies themselves may be used as an additional source.

Float data are obtained from a variety of sources, including data vendors, exchanges, regulators and the index components themselves.

Calculation of Index Shares

As of each Weight Date, the Index Shares for an index constituent are calculated as follows:

Where:

•	Si is the number of Index Shares for Constituent i
•	Ci is the closing price (in USD) for Constituent i on the Weight Date
•	Ti is the Target Weight for Constituent i determined by the Index rules
•	A is the (reset) Aggregate Index Market Capitalization (the sum of all the Constituents’ Index Market Capitalizations, in this case set for rebalancing purposes)

Once made effective, the Index Shares then remain constant until the next rebalancing, except when adjusted intraquarter for an event such as those whose resulting adjustments are described below.

Calculation of the Index Divisor

For a given Index Business Day, the Index Divisor is calculated as follows:

Where:

•	Dt is today’s Index Divisor
•	Vy is the previous trading day’s Total Return variant level
•	Sti is today’s number of Index Shares for Constituent i
•	Oti is today’s opening price (in USD and based on the previous closing price with a possible adjustment) for Constituent i
•	n is the number of Constituents in the Index

Therefore, in the absence of a change in the aggregate Index Market Capitalization from the market close on one trading day to the market open on the next trading day, the Index Divisor remains constant over that time frame.

Calculation of the Index Level

On a given Index Business Day, the Index’s value is calculated as follows:

Where:

•	Vt is today’s Index variant level
•	Sti is today’s number of Index Shares for Constituent i
•	Cti is today’s closing price (in USD) for Constituent i
•	Dt is today’s Index Divisor
•	n is the number of Constituents in the Index

The Index level reflects the reinvestment of any dividend gone ex into its originating Constituent by adjusting that Constituent’s Index Shares and Index Price for the market open on the dividend’s ex-date as described below.

PS-40

Calculation of the VWAP Closing Level of the Index

On a given trade date, the VWAP closing level of the Index is calculated as follows:

Where:

•	Vt is today’s VWAP variant level
•	Sti is today’s number of Index Shares for Constituent i
•	Wti is today’s volume-weighted average price (in USD) for Constituent i
•	Dt is today’s Index Divisor
•	n is the number of Constituents in the Index

The VWAP variant reflects the reinvestment of any dividend gone ex into its originating Constituent by adjusting that Constituent’s Index Shares for the dividend’s ex-date as described below.

Adjustments for Corporate Actions

An index divisor may decrease (▼) or increase (▲) or keep constant (■) when corporate actions occur for a component security. Index Shares may also be adjusted; if incorporating an adjustment to a constituent’s share price, the calculation of the new Index Shares shall use the closing price or an adjusted price derived therefrom as opposed to the volume-weighted average price (VWAP) or an adjusted VWAP derived therefrom. Assuming shareholders receive “B” new shares and “A” shares are originally held for the following corporate actions:

■ A) CASH DIVIDEND (REGULAR OR SPECIAL)

adjusted price = closing price - dividend announced by the company adjusted shares = closing index market capitalization / adjusted price per share

■ B) SPLIT OR REVERSE SPLIT

adjusted price = closing price * A / B

new number of shares = old number of shares * B / A

■ C) SHARE DIVIDEND

adjusted price = closing price * A / (A + B)

new number of shares = old number of shares * (A + B) / A

▼D) IN-KIND DIVIDEND OF A DIFFERENT COMPANY SECURITY

adjusted price = (closing price * A - price of the different company security * B) / A

▼E) RETURN OF CAPITAL AND SHARE CONSOLIDATION

adjusted price = (closing price - dividend announced by company) * A / B new number of shares = old number of shares * B / A

▲ F) COMBINATION SHARE DISTRIBUTION (DIVIDEND OR SPLIT) [AND RIGHTS OFFERING]

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:

* If rights are applicable after the distribution (one action applicable to other).

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [ (A + B) * (1 + C / A) ]

new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

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* If the distribution is applicable after rights (one action applicable to other).

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

new number of shares = old number of shares * [ ( A + C ) * ( 1 + B / A) ]

▲ G) IN-KIND DISTRIBUTION AND RIGHTS (NEITHER ACTION IS APPLICABLE TO THE OTHER)

adjusted price = [closing price * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C]

Calculation of Intraday Index Values

The Intraday Index Calculation Agent calculates intraday index values for the Index using price data on each reported trade it receives on each component security. The Intraday Index Calculation Agent distribute index values to vendors at set 15-second intervals, provided the index level has changed from the previously distributed value.

The index calculations will start each US trading day at 9:30 ET. At that time, the Index will begin changing as new prices or exchange rates are processed.

Index calculation will cease each US trading day at 16:00 ET (unless earlier due to an early closing of the relevant markets) and official summaries are disseminated between 17:00 ET and 19:00 ET.

If, during periods when the Index is calculated, one or more relevant securities exchanges are closed, the index calculation will continue using the last closing price for those stocks that trade on the closed exchange(s).

Data Correction Policy

To maintain a high standard of data integrity, a series of procedures have been implemented to ensure accuracy, timeliness and consistency of Index information. Input prices are monitored using a variety of computerized range-check warning systems. Fault tolerant methods are employed in the collection of market and corporate action data. Various verification and audit tasks are performed to ensure the quality of the data feeds and related market data. While every effort is taken to ensure the accuracy of the information used for the index calculation, an index error may occur due to incorrect or missing data, including trading prices, shares outstanding and corporate actions, due to operational errors or other reasons.

Intraday Corrections

Reasonable efforts are employed to prevent erroneous data from affecting the indexes. Corrections will be made for erroneous prices and incorrect or missing corporate actions as soon as possible after detection. Since the Index is calculated on an intraday basis, an incorrect index value tick will not be corrected retroactively. Incorrect daily high/low index values will be corrected as soon as practicable.

Index-Related Data and Divisor Corrections

Incorrect pricing and corporate action data for individual issues in the database will be corrected upon detection. In addition, an incorrect divisor, if discovered within five days of its occurrence, will be fixed on the day it is discovered to prevent an error from being carried forward.

If a divisor error is discovered more than five days after occurrence, the adjustment will depend upon how significant the error is, how far back the error occurred and the feasibility of performing the adjustment.

Index Committee

The Index is administered by the S-Network Gold Miners Index Committee (the “Index Committee”), which consists of at least three members. The Index Committee is responsible for maintaining the universe from which ETFs shall be selected for inclusion in the Index. The composition of the Index Committee may from time to time be changed to reflect changes in market conditions. The Index Committee will review the ETFs to be included in the Index, and may reject any ETF that it believes does not meet its overall standards for risk and sound business practice.

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The Index Committee will meet at least four times per year, either in person or via teleconference, to discuss index issues, and organize the quarterly or special reconstitution or quarterly rebalancing.

The Index Committee has the responsibility of setting the rules of the Index to accurately depict market conditions and reflect market, legal and other developments, and may, when necessary, make adjustments to the ruleset.

Hypothetical Back-Tested and Historical Index and Information

This section contains hypothetical back tested performance data for the Index from March 17, 2017 to August 19, 2020. The hypothetical back-tested and historical performance data shown below is not an indication of future performance, which is impossible to predict. The Index was first published on August 20, 2020, and therefore has no actual historical information to report prior to that date. This section also contains actual historical performance data for the Index since its first date of publication.

All index performance data prior to the first publication date is hypothetical. Hypothetical index performance data is subject to significant limitations. No representation is made that the Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk, and cannot account for all factors that would affect actual performance.

The hypothetical back-tested and historical performance data were calculated by the Index Sponsor, and we have not independently verified their accuracy. The Index Sponsor has advised us that the hypothetical back-tested performance data were calculated in a manner consistent with the Index methodology described above, using published historical values to determine the Index constituents and the levels of the Index.

The vertical line in the graph below represents August 20, 2020, which is the date on which the Index was first published. The performance shown to the left of that line reflects the hypothetical back-tested performance of the Index, and the performance shown to the right of that line reflects the actual historical performance after the date of initial publication, through December 2, 2020.

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Historical results are not indicative of future results.

License Agreement

Under the terms of a license agreement with the Index Sponsor, the following disclosure is required to be included in this section:

MicroSectorsTM is a registered trademark of REX Shares, LLC. We have entered into a sub-license agreement with REX Shares, LLC (“REX” or the “Structuring Agent”), which licenses the Index from S-Network Global Indexes, Inc. (“S-Network”). The license agreement with the Structuring Agent also provides for the use of certain trade names, trademarks and service marks. We have also entered into a services agreement with REX to provide certain services related to product design, content generation and document dissemination.

The notes are not sponsored, endorsed, sold or promoted by S-Network, or its third-party licensors. Neither S-Network nor its third-party licensors make any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or in the ability of the notes to track the performance of the Index. S-Network and its third-party licensors are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes will be converted into cash. S-Network has no obligation or liability in connection with the administration, marketing or trading of the notes.

Neither S-Network nor its affiliates or third party licensors guarantee the adequacy, accuracy timeliness and/or the completeness of the Index or any data included therein or any communications, including but not limited to, oral or written communications (including electronic communications) with respect thereto. S-Network, its affiliates and their third-party licensors shall not be subject to any damages or liability for any errors, omissions, or interruptions therein. S-Network makes no express or implied warranties and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event whatsoever shall S-Network, its affiliates or their third-party licensors have any liability for any indirect, special, incidental punitive or consequential damages, including but not limited to loss of profits, trading losses, lost time or goodwill, even if they have been advised of the possibility of such damages, whether in contract, tort, strict liability or otherwise.

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THE ETFs

We have derived the following information regarding each of the ETFs and their underlying indices from publicly available documents. We have not independently verified the accuracy or completeness of the following information. Neither we nor our affiliates have made any due diligence inquiry with respect to any of the ETFs or these indices in connection with the offering of the notes.

The selection of the ETFs and their underlying indices is not a recommendation to invest in any of these assets. Neither we nor any of our affiliates make any representation to you as to the performance of these ETFs and indices. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to each of the ETFs may be obtained through the SEC’s website at http://www.sec.gov.

VanEck Vectors® Gold Miners ETF

The GDX is an investment portfolio maintained, managed and advised by Van Eck. The Market Vectors® ETF Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDX.

The GDX is an exchange traded fund that trades on NYSE Arca under the ticker symbol “GDX.”

The GDX seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index (the “Underlying Index”). The Underlying Index was developed by the NYSE Amex and is calculated, maintained and published by NYSE Arca. The Underlying Index is a modified market capitalization-weighted index comprised of publicly traded companies involved primarily in mining for gold or silver.

The GDX utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The GDX will invest in all of the securities which comprise the Underlying Index. The GDX will normally invest at least 80% of its total assets in common stocks that comprise the Underlying Index.

The notes are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The Underlying Index

We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and information supplied by NYSE Arca. Such information reflects the policies of, and is subject to change by, NYSE Arca. The Underlying Index was developed by the NYSE Amex (formerly the American Stock Exchange) and is calculated, maintained and published by the NYSE Arca. The NYSE Arca has no obligation to continue to publish, and may discontinue the publication of, the Underlying Index.

The Underlying Index includes common stocks, ADRs and GDRs of selected companies that are involved primarily in mining for gold or silver and that are listed for trading and electronically quoted on a major stock market that is accessible by foreign investors. Generally, this will include exchanges in most developed markets and major emerging markets, and will include companies that are cross-listed, e.g., both U.S. and Canadian listings. NYSE Arca will use its discretion to avoid exchanges and markets that are considered “frontier” in nature or have major restrictions to foreign ownership. The Underlying Index includes companies that derive at least 50% of their revenues from gold mining and related activities (40% for companies that were included in the Underlying Index prior to September 23, 2013). Also, the Underlying Index maintains exposure to companies with a significant revenue exposure to silver mining in addition to gold mining, which will not exceed 20% of the Underlying Index weight at each rebalance.

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Only companies with market capitalizations greater than $750 million that have an average daily volume of at least 50,000 shares over the past three months and an average daily value traded of at least $1 million over the past three months are eligible for inclusion in the Underlying Index. Starting in December 2013, for companies that were included in the Underlying Index prior to September 23, 2013, the market capitalization requirement at each rebalance became $450 million, the average daily volume requirement will be at least 30,000 shares over the past three months and the average daily value traded requirement will be at least $600,000 over the past three months. NYSE Arca has the discretion to not include all companies that meet the minimum criteria for inclusion. The Underlying Index’s benchmark value was 500.00 at the close of trading on December 20, 2002.

Calculation of the Underlying Index. The Underlying Index is calculated by NYSE Arca on a price return basis. The calculation is based on the current modified market capitalization divided by a divisor. The divisor was determined on the initial capitalization base of the Underlying Index and the base level and may be adjusted as a result of corporate actions and composition changes, as described below.

Index Maintenance. The Underlying Index is reviewed quarterly to ensure that at least 90% of the index weight is accounted for by index components that continue to meet the initial eligibility requirements. NYSE Arca may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replacing one or more securities contained in the group with one or more substitute securities of its choice, if in NYSE Arca’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Underlying Index. Components will be removed from the Underlying Index during the quarterly review if (1) the market capitalization falls below $450 million, or (2) the traded average daily shares for the previous three months is lower than 30,000 shares and the traded average daily value for the previous three months is less than $600,000.

At the time of the quarterly rebalance, the component security quantities will be modified to conform to the following asset diversification requirements:

(1)	the weight of any single component security may not account for more than 20% of the total value of the Underlying Index;

(2)	the component securities are split into two subgroups – large and small, which are ranked by market capitalization weight in the Underlying Index. Large securities are defined as having a starting index weight greater than or equal to 5%. Small securities are defined as having a starting index weight below 5%; and

(3)	the final aggregate weight of those component securities which individually represent more than 4.5% of the total value of the Underlying Index may not account for more than 45% of the total index value.

The weights of the components securities (taking into account expected component changes and share adjustments) are modified in accordance with the Underlying Index’s diversification rules.

Changes to the index composition and/or the component security weights in the Underlying Index are determined and announced prior to taking effect, which typically occurs after the close of trading on the third Friday of each calendar quarter month in connection with the quarterly index rebalance. The share quantities of each component security in the index portfolio remains fixed between quarterly reviews except in the event of certain types of corporate actions such as stock splits, reverse stock splits, stock dividends, or similar events. The share quantities used in the index calculation are not typically adjusted for shares issued or repurchased between quarterly reviews. However, in the event of a merger between two components, the share quantity of the surviving entity may be adjusted to account for any stock issued in the acquisition. NYSE Arca may substitute securities or change the number of securities included in the Underlying Index, based on changing conditions in the industry or in the event of certain types of corporate actions, including mergers, acquisitions, spin-offs, and reorganizations. In the event of component or share quantity changes to the index portfolio, the payment of dividends other than ordinary cash dividends, spin-offs, rights offerings, re-capitalization, or other corporate actions affecting a component security of the Underlying Index, the index divisor may be adjusted to ensure that there are no changes to the index level as a result of nonmarket forces.

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VanEck Vectors® Junior Gold Miners ETF

The GDXJ is an investment portfolio maintained, managed and advised by Van Eck. The Market Vectors® ETF Trust is a registered open-end investment company that consists of numerous separate investment portfolios, including the GDXJ.

The GDXJ is an exchange traded fund that trades on NYSE Arca under the ticker symbol “GDXJ.”

The GDXJ seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MVIS® Global Junior Gold Miners Index (the “Underlying Index”). The Underlying Index measures the performance of small-capitalization companies that are involved primarily in the mining for gold and/or silver.

The GDXJ utilizes a “passive” or “indexing” investment approach in attempting to track the performance of the Underlying Index. The GDXJ will invest in all of the securities which comprise the Underlying Index. The GDXJ will normally invest at least 80% of its total assets in common stocks that comprise the Underlying Index.

The notes are not sponsored, endorsed, sold or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

Underlying Index

We have derived all information contained in this pricing supplement regarding the Underlying Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and information supplied by MVIS. For additional information as to the Underlying Index, see MVIS’s website, http://www.mvis-indices.com. Information on that website is not included or incorporated by reference in this pricing supplement.

The Underlying Index tracks the performance of gold and silver mining companies. The Underlying Index includes all small-cap companies of the segment that generate at least 50% of their revenues from gold or silver mining, companies with properties that have the potential to generate at least 50% of their revenues from gold and silver when developed, or companies that primarily invest in gold or silver.

In addition, stocks included in the Underlying Index must meet size and liquidity requirements: the full market capitalization has to exceed US$150 million, the three months average-daily-trading volume must be higher than US$1.0 million and the stocks must have traded least 250,000 shares per month over the last six months.

Index Maintenance.

The Underlying Index is reviewed on a quarterly basis to ensure that 100% of the free-float market capitalization of the investable small-cap universe with at least 25 companies.

At the time of the quarterly rebalance, the component security quantities will be modified to conform to the following asset diversification requirements:

(1)	Companies are valued by full market capitalization (all secondary lines are grouped). All companies (and not securities) are sorted by full market capitalization in descending order.

(2)	Companies covering the top 60% of the full market capitalization are excluded. Only companies ranking between 60% and 98% qualify for the selection. However, existing components ranking between 55% and 60% or 98% and 99% also qualify for the selection.

(3)	All companies which qualified in step 2 are now viewed as securities (companies with secondary lines are ungrouped and treated separately). Only securities that meet all requirements of the investable index universe are added to the index.

(4)	In case the number of eligible companies is below 25, additional companies are added by the Underlying Index’s owner’s decision until the number of stocks equals 25.

PS-47

Companies determined to be “silver” stocks must not constitute more than 20% of the index. If at the quarterly review, the aggregated weighting of all silver stocks represents more than 20% of the index, a sector-weighting cap factor is applied. This sector-weighting cap factor is calculated to ensure that the aggregated weighting of all gold stocks will not be less than 80% and the aggregated weighting of all silver stocks is capped at 20%.

For all corporate events that result in a stock removal from the index, the removed stock will be replaced with the highest ranked non-component on the most recent selection list immediately only if the number of components in the index would drop below 20. The replacement stock will be added at the same weight as the removed stock. Only if the number of components drops below its minimum due to a merger of two or more index components, the replacement stock will be added with its uncapped free-float market capitalization weight. In all other cases, i.e. there is no replacement, the additional weight resulting from the removal will be redistributed proportionately across all other index constituents.

PS-48

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest paid or credited or deemed to be paid or credited on the notes, such interest will not be subject to Canadian non-resident withholding tax.

U.S. Federal Income Tax Considerations

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—U.S. Federal Income Tax Considerations,” which applies to the notes, except that the following disclosure supplements the discussion in the product supplement.

Under current Internal Revenue Service guidance, withholding on “dividend equivalent” payments (as discussed in the product supplement), if any, will apply to notes that are issued as of the date of this pricing supplement if such notes are “delta-one” instruments. Based on our determination that the notes are not delta-one instruments, non-U.S. holders should not generally be subject to withholding on dividend equivalent payments, if any, under the notes.  We will not pay additional amounts in respect of any dividend equivalent withholding.

PS-49

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in the Distribution Agreement dated April 20, 2020 between Bank of Montreal and the Agents party thereto, including BMOCM, govern the sale and purchase of the notes.

On the Initial Trade Date, we sold an aggregate of $4,000,000 principal amount of the notes through BMOCM and through one or more dealers purchasing as principal through BMOCM for $25 per note. We received proceeds equal to 100% of the offering price of those notes.

Additional notes may be offered and sold after the Initial Trade Date from time to time through BMOCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. Sales of the notes after the Initial Trade Date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price that the notes are sold to the public, less any commissions paid to BMOCM or any other dealer. In addition, BMOCM may receive a portion of the Daily Investor Fee. We may not sell the full amount of notes offered by this pricing supplement, and may discontinue sales of the notes at any time.

We may deliver notes against payment therefor on a date that is greater than two business days following the date of sale of any notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than two business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the notes.

Broker-dealers may make a market in the notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (such term includes this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell an note covered by this prospectus that they acquire from us, BMOCM or other holders after the original offering and sale of the notes, or they may sell any notes covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above.

Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with notes borrowed from us or one of our affiliates, may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.

BMOCM or another FINRA member will provide certain services relating to the distribution of the notes and may be paid a fee for its services equal to all, or a portion of, the Daily Investor Fee. BMOCM may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the Daily Investor Fee paid to BMOCM or such other FINRA member will be paid on a periodic basis over the term of the notes. Although BMOCM will not receive any discounts in connection with such sales, BMOCM is expected to charge normal commissions for the purchase of any such notes.

BMOCM will act as our agent in connection with any redemptions at the investor’s option, and the Redemption Fee Amount applicable to any such redemptions will be paid to us. Additionally, it is possible that BMOCM and its affiliates may profit from expected hedging activities related to this offering, even if the value of the notes declines.

PS-50

The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the notes. We will issue the notes initially in an amount having the aggregate offering price specified on the cover page of this pricing supplement. However, we may issue additional notes in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes. For more information, please refer to “Description of the Notes We May Offer — General” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer — General” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding notes of the class, plus the aggregate principal amount of any notes bearing the same CUSIP number that are issued pursuant to any future issuances of notes bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

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VALIDITY OF THE NOTES

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when the notes have been validly executed, authenticated and issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 20, 2020, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated April 20, 2020.

In the opinion of Morrison & Foerster LLP, when the notes have been issued and sold as contemplated by this pricing supplement, the product supplement, the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 20, 2020, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated April 20, 2020.

PS-52

ANNEX A

NOTICE OF EARLY REDEMPTION

To: [     ].com

Subject: Notice of Early Redemption, CUSIP No.: 063679641

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Notes to be redeemed: [ ]

Applicable Redemption Measurement Date: [ ], 20[ ]*

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the pricing supplement relating to the notes being satisfied, the notes will not be redeemed unless (i) this notice of redemption is delivered to BMO Capital Markets Corp. (“BMO Capital Markets”) by 2:00 p.m. (New York City time) on the Index Business Day prior to the applicable Redemption Measurement Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257 and (iv) the undersigned instructs DTC to deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your notes” in the pricing supplement relating to the notes and the undersigned understands that it will be exposed to market risk on the Redemption Measurement Date.

*Subject to adjustment as described in the pricing supplement relating to the notes.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated:

BMO Capital Markets Corp.

BMO Capital Markets, as Calculation Agent

e-mail: [     ]

To Whom It May Concern:

The holder of $[ ] MicroSectorsTM Gold Miners -3X Inverse Leveraged Exchange Traded Notes due June 29, 2040, CUSIP No. 063679641 (the “notes”) hereby irrevocably elects to receive a cash payment on the Redemption Date* of [holder to specify] with respect to the number of notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Measurement Date with respect to the number of notes specified below at a price per note equal to the Redemption Amount, facing BMO Capital Markets DTC 5257 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the notes will not be redeemed unless (i) this confirmation is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257; and (iii) the undersigned will deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of notes surrendered for redemption: ________

DTC # (and any relevant sub-account): ________

Contact Name: ________

Telephone: ________

Fax: ________

E-mail: ________

(At least 25,000 notes must be redeemed at one time (except as specified in the pricing supplement) to receive a cash payment on any Redemption Date.)

* Subject to adjustment as described in the pricing supplement relating to the notes.

B-1